As filed with the Securities and Exchange Commission on August 24, 2009

Registration No. 333-157494

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

United States 12 Month Oil Fund, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0431897
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nicholas D. Gerber 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 (510) 522-3336
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James M. Cain, Esq.
W. Thomas Conner, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2415
(202) 383-0100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

PROSPECTUS	SUBJECT TO COMPLETION

United States 12 Month Oil Fund, LP
104,100,000 Units

United States 12 Month Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. United States 12 Month Oil Fund, LP is referred to as US12OF throughout this document. The investment objective of US12OF is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on light, sweet crude oil as traded on the New York Mercantile Exchange, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted.

This is a best efforts offering. US12OF will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. A list of US12OF’s current authorized purchasers is available from the marketing agent. Authorized purchasers will pay a transaction fee of $1,000 for each order placed to create one or more baskets. This is a continuous offering and will not terminate until all of the registered units have been sold. Our units are listed on the NYSE Arca under the symbol “USL”.

•	Authorized purchasers may purchase creation baskets of 100,000 units. The per unit price of units on a particular day will be the total net asset value of US12OF calculated shortly after the close of the core trading session on the NYSE Arca on that day divided by the number of issued and outstanding units.
•	Authorized purchasers are the only persons that may place orders to create and redeem baskets. An authorized purchaser is under no obligation to create or redeem baskets, and an authorized purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the net asset value of US12OF at the time the authorized purchaser purchased the creation basket and the net asset value of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the crude oil futures contract market and the market for other crude oil interests. The prices of units offered by authorized purchasers are expected to fall between US12OF’s net asset value and the trading price of the units on the NYSE Arca at the time of sale. The difference between the price paid by authorized purchasers as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Units initially comprising the same basket but offered by authorized purchasers to the public at different times may have different offering prices. Units trade in the secondary market on the NYSE Arca. Units may trade in the secondary market at prices that are lower or higher relative to their net asset value per unit. The amount of the discount or premium in the trading price relative to the net asset value per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the crude oil futures contract market and the market for other crude oil interests. Authorized purchasers are not required to sell any specific number or dollar amount of units.

US12OF is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in US12OF include:

•	Investing in crude oil interests subjects US12OF to the risks of the crude oil industry which could result in large fluctuations in the price of US12OF’s units.
•	If certain correlations do not exist, then investors may not be able to use US12OF as a cost-effective way to invest indirectly in crude oil or as a hedge against the risk of loss in oil-related transactions.
•	US12OF does not expect to make cash distributions.
•	US12OF and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

Investing in US12OF involves other significant risks. See “What Are the Risk Factors Involved with an Investment in US12OF?” beginning on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$39.28	$3,928,000

*	Based on closing net asset value on August 19, 2009. The price may vary based on net asset value on a particular day.

The date of this prospectus is [  ], 2009.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 68 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 7.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 11.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

UNITED STATES 12 MONTH OIL FUND, LP

i

Until [          ], 2009 (25 days after the date of this prospectus), all dealers effecting transactions in the offered units, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about US12OF and its units, it does not contain or summarize all of the information about US12OF and the units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What Are the Risk Factors Involved with an Investment in US12OF?” beginning on page 11, before making an investment decision about the units.

Overview of US12OF

United States 12 Month Oil Fund, LP, a Delaware limited partnership (“US12OF” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. Prior to November 25, 2008, US12OF’s units traded on the American Stock Exchange. US12OF was organized as a limited partnership under Delaware law on June 27, 2007. US12OF is operated pursuant to the Amended and Restated Agreement of Limited Partnership dated December 4, 2007 (“LP Agreement”). It is managed and controlled by its general partner, United States Commodity Funds LLC (formerly known as Victoria Bay Asset Management, LLC) (“General Partner”). The General Partner is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). US12OF pays the General Partner a management fee of 0.60% of NAV on all of its assets.

The net assets of US12OF consist primarily of investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange (“NYMEX”), ICE Futures (formerly, the International Petroleum Exchange) or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil Interests”). For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil Interests collectively are referred to as “oil interests” in this prospectus. The General Partner is authorized by US12OF in its sole judgment to employ, establish the terms of employment for, and terminate commodity trading advisors or futures commission merchants.

The investment objective of US12OF is to have the changes in percentage terms of its units’ net asset value (“NAV”) reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on light, sweet crude oil as traded on the NYMEX (the “Benchmark Oil Futures Contracts”), consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted. It is not the intent of US12OF to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of light, sweet crude oil or any particular futures contract based on light, sweet crude oil.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of crude oil prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However, there can be no assurance that such historical relationships would provide the same or similar results in the future.

As a specific benchmark, the General Partner endeavors to place US12OF’s trades in Oil Futures Contracts and Other Oil Interests and otherwise manage US12OF’s investments so that A will be within plus/minus 10 percent of B, where:

•	A is the average daily change in US12OF’s NAV for any period of 30 successive valuation days, i.e., any NYSE Arca trading day as of which US12OF calculates its NAV, and
•	B is the average daily change in the average of the prices of the Benchmark Oil Futures Contracts over the same period.

The composition of the Benchmark Oil Futures Contracts is changed or “rolled” by selling the near month contract during one day and buying the contract which at that time is the thirteenth month contract. For example, the Benchmark Oil Futures Contracts on June 1 of any given year would include the near month contract that would expire in July, and the next eleven contract months, which would be August of the current year through June of the following year, for a total of 12 months. When the July contract is within two weeks of expiration, the Benchmark would no longer make use of the July contract of the current year and would instead add the July contract of the next year. The Benchmark Oil Futures Contracts would remain 12 consecutive contract months but they would now consist of the August contract of the current year through the July contract of the next year.

The General Partner believes that market arbitrage opportunities will cause US12OF’s unit price on the NYSE Arca to closely track US12OF’s NAV per unit. The General Partner further believes that the prices of the Benchmark Oil Futures Contracts have historically closely tracked the spot prices of light, sweet crude oil. The General Partner believes that the net effect of these two expected relationships and the expected relationship described above between US12OF’s NAV and the Benchmark Oil Futures Contracts, will be that the changes in the price of US12OF’s units on the NYSE Arca will closely track, in percentage terms, the changes in the price of the spot price of a barrel of light, sweet crude oil, less US12OF’s expenses.

US12OF invests in oil interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Oil Futures Contracts and Other Oil Interests. The primary focus of the General Partner is the investment in Oil Futures Contracts and the management of US12OF’s investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The General Partner employs a “neutral” investment strategy intended to track the changes in the price of the Benchmark Oil Futures Contracts regardless of whether these prices go up or go down. US12OF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12OF’s units for the purpose of investing indirectly in crude oil in a cost-effective manner, and/or to permit participants in the crude oil or other industries to hedge the risk of losses in their crude oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in crude oil and/or the risks involved in hedging may exist. In addition, an investment in US12OF involves the risk that the changes in the price of US12OF’s units will not accurately track the changes in the average of the prices of the Benchmark Oil Futures Contracts. For example, US12OF also invests in Treasuries, cash and/or cash equivalents to be used to meet its current or potential margin or collateral requirements with respect to its investments in Oil Futures Contracts and Other Oil Interests. US12OF does not expect there to be any meaningful correlation between the performance of US12OF’s investments in Treasuries/cash/cash equivalents and the changes in the price of light, sweet crude oil. While the level of interest earned on or the market price of these investments may in some respect correlate to changes in the price of crude oil, this correlation is not anticipated as part of US12OF’s efforts to meet its objectives. This and certain risk factors discussed in this prospectus may cause a lack of correlation between changes in US12OF’s NAV and changes in the price of light, sweet crude oil.

US12OF creates and redeems units only in blocks called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Baskets are generally created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the NYSE Arca, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contracts market and the market for Other Oil Interests. The prices of units offered by Authorized Purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Similarly, baskets are generally redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the NYSE Arca, at the market price per unit, rather than in connection with the creation or redemption of baskets.

All proceeds from the sale of Creation Baskets are invested as quickly as possible in the investments described in this prospectus. Investments are held through US12OF’s custodian, Brown Brothers Harriman & Co. (“Custodian”) or through accounts with US12OF’s commodity futures brokers. There is no stated maximum time period for US12OF’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, accountability levels and position limits on certain of the futures contracts in which US12OF intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to US12OF at that time will not enable it to meet its stated investment objective. In this regard, the General Partner also manages the United States Oil Fund, LP (“USOF”) that currently invests in near-month and next month to expire futures contracts for light, sweet crude oil primarily traded on the NYMEX. Any futures contracts held by USOF will be aggregated with the ones held by US12OF in determining NYMEX accountability levels and position limits.

Units may also be purchased and sold by individuals and entities that are not Authorized Purchasers in smaller increments than Creation Baskets on the NYSE Arca. However, these transactions are effected at bid and ask prices established by specialist firm(s). Like any listed security, units of US12OF can be purchased and sold at any time a secondary market is open.

In managing US12OF’s assets, the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner will purchase or sell Oil Futures Contracts and Other Oil Interests with an aggregate market value that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the basket(s).

Note to Secondary Market Investors: The units can be directly purchased from or redeemed by US12OF only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket consists of 100,000 units and is expected to be worth millions of dollars. Individual investors, therefore, will not be able to directly purchase units from or redeem units with US12OF. Some of the information contained in this prospectus, including information about buying and redeeming units directly from and to US12OF is only relevant to Authorized Purchasers. Units are listed and traded on the NYSE Arca under the ticker symbol “USL” and may be purchased and sold as individual units.

Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near the per-unit NAV.

The Units

The units are registered under the Securities Act of 1933 (“1933 Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and do not provide dividend rights or conversion rights and there will not be sinking funds. The units may only be redeemed when aggregated in Redemption Baskets as discussed under “Creation and Redemption of Units” and limited partners have limited voting rights as discussed under “Who is the General Partner?” Cumulative voting is neither permitted nor required and there are no preemptive rights. As discussed in the LP Agreement, upon liquidation of US12OF, its assets will be distributed pro rata to limited partners based upon the number of units held. Each limited partner will receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from partner to partner, as the General Partner in its sole discretion may decide.

This is a continuous offering under Rule 415 of the 1933 Act and will terminate when all of the registered units have been sold. It is anticipated that when all registered units have been sold pursuant to this registration statement, additional units will be registered in subsequent registration statements. As discussed above, the minimum purchase requirement for Authorized Purchasers is a Creation Basket, which consists of 100,000 units. Under the plan of distribution, US12OF does not require a minimum purchase amount for investors who purchase units from Authorized Purchasers. There are no arrangements to place funds in an escrow, trust, or similar account.

US12OF’s Investments in Oil Interests

A brief description of the principal types of oil interests in which US12OF may invest is set forth below.

•	A futures contract is a standardized contract traded on a futures exchange that calls for the future delivery of a specified quantity of a commodity at a specified time and place. Some futures exchanges also list similar contracts that are financially settled but are based on a percentage of the standard size contracts. In the commodity futures market, a series of consecutive monthly contracts traded together, or whose returns are calculated together, is commonly referred to as a “strip” (some examples would be a “six month strip”, a “twelve month strip”, or, if all twelve months fell in the same year, a “calendar strip”).
•	A forward contract is a supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of a commodity at or before a specified date at a specified price.
•	A spot contract is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement. Spot contracts are not uniform and are not exchange-traded.
•	An option on a futures contract, forward contract or a commodity on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or a commodity as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and commodities on the spot market, referred to collectively in this prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.
•	Over-the-counter contracts (such as swap contracts) generally involve an exchange of a stream of payments between the contracting parties. Over-the-counter contracts generally are not uniform and not exchange-traded.

A more detailed description of oil interests and other aspects of the crude oil and crude oil interest markets can be found later in this prospectus.

As noted, US12OF invests primarily in Oil Futures Contracts, including those traded on the New York Mercantile Exchange. US12OF expressly disclaims any association with such Exchange or endorsement of US12OF by such Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Principal Investment Risks of an Investment in US12OF

An investment in US12OF involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 11.

•	Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12OF generally does not distribute cash to limited partners or other unitholders. You should not invest in US12OF if you will need cash distributions from US12OF to pay taxes on your share of income and gains of US12OF, if any, or for any other reason.
•	There is the risk that the changes in the price of US12OF’s units on the NYSE Arca will not closely track the changes in the spot price of light, sweet crude oil. This could happen if the price of units traded on the NYSE Arca does not correlate closely with US12OF’s NAV; the changes in US12OF’s NAV do not closely correlate with the changes in the average of the prices of the Benchmark Oil Futures Contracts; or the changes in the average of the prices of the Benchmark Oil Futures Contracts do not closely correlate with the changes in the cash or spot price of light, sweet crude oil. This is a risk because if these correlations do not exist, then investors may not be able to use US12OF as a cost-effective way to invest indirectly in crude oil or as a hedge against the risk of loss in crude oil-related transactions.
•	US12OF seeks to have the changes in its units’ NAV in percentage terms track changes in the prices of the Benchmark Oil Futures Contracts in percentage terms rather than profit from speculative trading of oil interests. The General Partner therefore endeavors to manage US12OF’s positions in oil interests so that US12OF’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of US12OF’s unrealized losses from its investments in such oil interests at any time will not exceed the value of US12OF’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits US12OF to become leveraged, you could lose all or substantially all of your investment if US12OF’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.
•	As described above, the Benchmark Oil Futures Contracts consist of the near month contract to expire and the contracts for the following eleven months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month. The price relationship among these contracts will vary and may impact both the total return over time of US12OF’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns. In cases in which the near month contract’s price is lower than the twelfth month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the twelfth month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to rise as it approaches expiration. A portfolio, such as US12OF’s, that consists of twelve different monthly contracts that roll just one month as described above, will be impacted differently by contango and backwardation than a portfolio that consists of just the near month contract that rolls each month to the next month contract.
•	Investors may choose to use US12OF as a means of investing indirectly in crude oil and there are risks involved in such investments. Among other things, the crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases. Crude oil operations are also subject to various U.S. federal, state and local regulations that materially affect operations.
•	Investors, including those who directly participate in the crude oil market, may choose to use US12OF as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.
•	US12OF invests primarily in Oil Futures Contracts, and particularly in Oil Futures Contracts traded on the NYMEX.
•	US12OF invests primarily in Oil Futures Contracts that are traded in the United States. However, a portion of US12OF’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12OF to credit risk. Trading in non-U.S. markets also leaves US12OF susceptible to fluctuations in the value of the local currency against the U.S. dollar.
•	US12OF may also invest in Other Oil Interests, many of which are negotiated contracts that are not as liquid as Oil Futures Contracts and expose US12OF to credit risk that its counterparty may not be able to satisfy its obligations to US12OF.
•	US12OF pays fees and expenses that are incurred regardless of whether it is profitable.
•	You will have no rights to participate in the management of US12OF and will have to rely on the duties and judgment of the General Partner to manage US12OF.
•	The structure and operation of US12OF may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principals and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on other commodity pools that it manages, or any other commodity pool the General Partner may form and manage in the future.
•	Regulation of the commodity interest and energy markets is extensive and constantly changing. Currently, a number of proposals that would alter the regulation of Crude Oil Interests are being considered by federal regulators and Congress. These proposals include the imposition of fixed position limits on energy-based commodity futures contracts, extension of position and accountability limits to futures contracts on non-U.S. exchanges previously exempt from such limits, and the forced use of clearinghouse mechanisms for all over-the-counter transactions. Certain proposals would aggregate and limit all positions in energy futures held by a single entity, whether such positions exist on U.S. futures exchanges, non-U.S. futures exchanges, or in over-the-counter contracts. While it cannot be predicted at this time what reforms will eventually be made or how they will impact US12OF, if any of the aforementioned proposals are implemented, US12OF’s ability to meet its investment objective may be negatively impacted and investors could be adversely affected.

The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States Gasoline Fund, LP (“UGA”), or the United States Heating Oil Fund, LP (“USHO”), the other commodity pools that it manages, or any other commodity pool the General Partner may form and manage in the future. USOF, USNG, UGA and USHO are referred to herein as the “Related Public Funds.”

For additional risks, see “What Are the Risk Factors Involved with an Investment in US12OF?”

Principal Offices of US12OF and the General Partner

US12OF’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number is 510.522.3336. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

Financial Condition of US12OF

US12OF’s NAV is calculated shortly after the close of the core trading session on the NYSE Arca.

Defined Terms

For a glossary of defined terms, see Appendix A.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $50.00 initial investment in a single unit to equal the amount invested twelve months after the investment was made. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$50.00
Management Fee (0.60%)(1)	$0.30
Creation Basket Fee(2)	$(0.01)
Estimated Brokerage Fee (0.06%)(3)	$0.03
Interest Income (0.17%)(4)	$(0.09)
Registration Fees(5)	$0.31
NYMEX Licensing Fee(6)	$0.02
Independent Directors and Officers’ Fees(7)	$0.01
Fees and expenses associated with tax accounting and reporting(8)	$0.09
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$0.66
Percentage of initial selling price per unit	1.32%

(1)	US12OF is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.60% per annum on average net assets.
(2)	Authorized Purchasers are required to pay a Creation Basket fee of $1,000 for each order they place to create one or more baskets. An order must be at least one basket, which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $.01 (1,000/100,000).
(3)	This amount is based on the actual brokerage fees for US12OF calculated on an annual basis.
(4)	US12OF will earn interest on funds it will deposit with the futures commission merchant and the Custodian and it estimates that the interest rate will be 0.17% based on the current interest rate on three-month Treasury Bills as of August 13, 2009. The actual rate may vary.
(5)	The fee to register 100,000,000 units with the SEC and the Financial Industry Regulatory Authority (“FINRA”) is $184,361 (the SEC’s fee is $108,861 and FINRA’s fee is $75,500). The number in the break-even table assumes US12OF has $30 million in assets.
(6)	Assuming the aggregate assets of US12OF and the Related Public Funds are $1,000,000,000 or less, the NYMEX licensing fee is 0.04%. For more information see “Fees of US12OF.”
(7)	The foregoing assumes that the assets of US12OF are aggregated with the Related Public Funds, that the aggregate fees paid to the independent directors for 2008 was $282,000, that the allocable portion of the fees borne by US12OF was $1,762, and that US12OF has $30 million in assets.
(8)	US12OF assumed the aggregate costs attributable to tax accounting and reporting for 2008 was $55,000. The number in the break-even table assumes US12OF has $30 million in assets.

The Offering

Offering
US12OF is offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase Creation Baskets consisting of 100,000 units at US12OF’s NAV.
Use of Proceeds:
The General Partner applies substantially all of US12OF’s assets toward trading in Oil Futures Contracts and other oil interests and investing in Treasuries, cash and/or cash equivalents. The General Partner will deposit a portion of US12OF’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in Oil Futures Contracts. US12OF uses only Treasuries, cash and/or cash equivalents to satisfy these requirements. The General Partner expects that all entities that will hold or trade US12OF’s assets will be based in the United States and will be subject to United States regulations. Approximately 5% to 20% of US12OF’s assets are normally committed as margin for Oil Futures Contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The remaining portion of US12OF’s assets, of which the General Partner expects to be the vast majority, will be held in Treasuries, cash and/or cash equivalents by its custodian, Brown Brothers Harriman & Co. (“Custodian”) or posted as collateral to support US12OF’s investments in oil interests. All interest income earned on these investments is retained for US12OF’s benefit.
NYSE Arca Symbol:
USL
Creation and Redemption:
Authorized Purchasers pay a $1,000 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets. Authorized Purchasers are not required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any particular day is the total NAV of US12OF calculated shortly after the close of the core trading session on the NYSE Arca on that day divided by the number of issued and outstanding units.
Withdrawal:
As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:
(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or
(ii) the limited partner’s ownership of units would result in the violation of any law or regulation applicable to the partnership or a partner.
Registration Clearance and Settlement:
Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.
The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done in accordance with the LP Agreement, including the delivery of a transfer application.
Net Asset Value:
The NAV is calculated by taking the current market value of US12OF’s total assets and subtracting any liabilities. Under US12OF’s current operational procedures, the Administrator calculates the NAV of US12OF’s units once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session of the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the contracts held on the NYMEX, but calculates or determines the value of all other US12OF investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. The NYSE Arca currently calculates an approximate net asset value every 15 seconds throughout each day US12OF’s units are traded on the NYSE Arca for as long as the NYMEX’s main pricing mechanism is open.
Fund Expenses:
US12OF pays the General Partner a management fee of 0.60% of NAV on its average net assets. Brokerage fees for Treasuries, Oil Futures Contracts, and Other Oil Interests are estimated to be 0.06% and will be paid to unaffiliated brokers. US12OF also pays any licensing fees for the use of intellectual property, registration fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory agency in connection with this and subsequent offers and sales of the units and the legal, printing, accounting and other expenses associated with such registrations. The licensing fee paid to the NYMEX is 0.04% of NAV for the first $1,000,000,000 of assets and 0.02% of NAV after the first $1,000,000,000 of assets. The assets of US12OF are aggregated with those of other funds formed or to be formed by the General Partner for the purpose of calculating the NYMEX licensing fee. US12OF also is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12OF. These director fees and expenses may be shared with other funds managed by the General Partner. These fees and expenses, in total, amounted to $282,000 for 2008, and US12OF’s portion was $1,762, though this amount may change in future years. The General Partner, and not US12OF, is responsible for payment of the fees of US12OF’s Marketing Agent, Administrator and Custodian. US12OF and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances. US12OF also pays the fees and expenses associated with its tax accounting and reporting requirements which were estimated to be $55,000 for 2008, which do not include certain initial implementation services fees and base services fees which are paid by the General Partner. These fees and expenses amounted to approximately $680,773 in 2008, though this amount may change in future years.
Termination Events:
US12OF shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner; or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.
Authorized Purchasers:
US12OF has entered into agreements with several Authorized Purchasers. A current list of Authorized Purchasers is available from the Marketing Agent. Authorized Purchasers purchase or redeem Creation Baskets or Redemption Baskets, respectively, from or to US12OF. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

What Are the Risk Factors Involved with an Investment in US12OF?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus as well as information found in our periodic reports, which include US12OF’s financial statements and the related notes that are incorporated by reference. See “Incorporation by Reference of Certain Information.”

Risks Associated With Investing Directly or Indirectly in Crude Oil

Investing in oil interests subjects US12OF to the risks of the crude oil industry and this could result in large fluctuations in the price of US12OF’s units.

US12OF is subject to the risks and hazards of the crude oil industry because it invests in oil interests. The risks and hazards that are inherent in the oil industry may cause the price of oil to widely fluctuate. If US12OF’s units accurately track the percentage changes in the Benchmark Oil Futures Contracts or the spot price of light, sweet crude oil, then the price of its units may also fluctuate.

The risks of crude oil drilling and production activities include the following:

•	no commercially productive crude oil or natural gas reservoirs will be found;
•	crude oil and natural gas drilling and production activities may be shortened, delayed or canceled;
•	the ability of an oil producer to develop, produce and market reserves may be limited by:
•	title problems,
•	political conflicts, including war,
•	weather conditions,
•	compliance with governmental requirements,
•	refinery capacity, and
•	mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment;
•	decisions of the cartel of oil producing countries (e.g., OPEC, the Organization of the Petroleum Exporting Countries), to produce more or less oil;
•	increases in oil production due to price rises may make it more economical to extract oil from additional sources and may later temper further oil price increases; and
•	economic activity of users, as certain economies expand oil consumption (e.g., China, India) and as economies contract (in a recession or depression), oil demand and prices fall.

The crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases.

Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations.

The impact of environmental and other governmental laws and regulations may affect the price of crude oil.

Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, and operate and abandon oil wells. Other laws have prevented exploration and drilling of oil in certain environmentally sensitive federal lands and waters. Several environmental laws that have a direct or an indirect impact on the price of crude oil include, but are not limited to, the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

The price of US12OF’s units may be influenced by factors such as the short-term supply and demand for crude oil and the short-term supply and demand for US12OF’s units. This may cause the units to trade at a price that is above or below US12OF’s NAV per unit. Accordingly, changes in the price of units may substantially vary from the changes in the spot price of light, sweet crude oil. If this variation occurs, then you may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

While it is expected that the trading prices of the units will fluctuate in accordance with the changes in US12OF’s NAV, the prices of units may also be influenced by other factors, including the short-term supply and demand for crude oil and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, US12OF’s NAV. This could cause the changes in the price of the units to substantially vary from the changes in the spot price of light, sweet crude oil. This may be harmful to you because if changes in the price of units vary substantially from changes in the Benchmark Oil Futures Contract or the spot price of light, sweet crude oil, then you may not be able to effectively use US12OF as a way to hedge the risk of losses in your crude oil-related transactions or as a way to indirectly invest in crude oil.

Changes in US12OF’s NAV may not correlate with changes in the price of the Benchmark Oil Futures Contracts. If this were to occur, you may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

The General Partner endeavors to invest US12OF’s assets as fully as possible in short-term Oil Futures Contracts and Other Oil Interests so that the changes in percentage terms in the NAV closely correlate with the changes in percentage terms in the price of the Benchmark Oil Futures Contracts. However, changes in US12OF’s NAV may not correlate with the changes in the price of the Benchmark Oil Futures Contracts for several reasons as set forth below:

•	US12OF (i) may not be able to buy/sell the exact amount of Oil Futures Contracts and Other Oil Interests to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Oil Futures Contracts or Other Oil Interests at the market price; (iii) may not experience a perfect correlation between the spot price of light, sweet crude oil and the underlying investments in Oil Futures Contracts, Other Oil Interests and Treasuries, cash and cash equivalents; and (iv) is required to pay fees, including brokerage fees and the management fee, which will have an effect on the correlation.
•	Short-term supply and demand for light, sweet crude oil may cause the changes in the market price of the Benchmark Oil Futures Contracts to vary from the changes in US12OF’s NAV if US12OF has fully invested in Oil Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Oil Futures Contracts that do reflect such supply and demand. In addition, there are also technical differences between the two markets, e.g., one is a physical market while the other is a futures market traded on exchanges, that may cause variations between the spot price of light, sweet crude oil and the prices of related futures contracts.
•	US12OF plans to buy only as many Oil Futures Contracts and Other Oil Interests that it can to get the changes in percentage terms of the NAV as close as possible to the changes in percentage terms in the price of the Benchmark Oil Futures Contracts. The remainder of its assets will be invested in Treasuries, cash and/or cash equivalents and will be used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in oil interests. Investments in Treasuries, cash and/or cash equivalents, both directly and as margin, will provide rates of return that will vary from changes in the value of the spot price of light, sweet crude oil and the price of the Benchmark Oil Futures Contract.
•	In addition, because US12OF will incur certain expenses in connection with its investment activities, and will hold most of its assets in more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner will not be able to fully invest US12OF’s assets in Oil Futures Contracts or Other Oil Interests and there cannot be perfect correlation between changes in US12OF’s NAV and the changes in the price of the Benchmark Oil Futures Contracts.
•	As US12OF grows, there may be more or less correlation. For example, if US12OF only has enough money to buy three Benchmark Futures Contracts and it needs to buy four contracts to track the price of crude oil then the correlation will be lower, but if it buys 20,000 Benchmark Oil Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, US12OF may be limited in its ability to purchase the Benchmark Oil Futures Contracts or other Oil Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that US12OF invests in these other Oil Futures Contracts or Other Oil Interests, the correlation with the Benchmark Oil Futures Contracts may be lower. If US12OF is required to invest in other Oil Futures Contracts and Other Oil Interests that are less correlated with the Benchmark Oil Futures Contracts, US12OF would likely invest in over-the-counter contracts to increase the level of correlation of US12OF’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”
•	US12OF will invest in equal amounts of each of the Benchmark Oil Futures Contracts. Certain months of these futures contracts may have less liquidity and availability than other months of these future contracts. The inability to purchase and hold the Benchmark Oil Futures Contracts in equal amounts may cause less correlation between the units’ NAV and the average of the prices of the Benchmark Oil Futures Contracts.
•	US12OF may not be able to buy the exact number of Oil Futures Contracts and Other Oil Interests to have a perfect correlation with the Benchmark Oil Futures Contracts if the purchase price of Oil Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, US12OF could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume US12OF receives $4,000,000 for the sale of a Creation Basket and assume that the average of the prices of an Oil Futures Contracts for light, sweet crude oil that reflects the prices of the Benchmark Oil Futures Contracts is $65.94, then US12OF could only invest in Oil Futures Contracts with an aggregate value of $3,956,700), US12OF would be required to invest a percentage of the proceeds in Treasuries to be deposited as margin with the futures commission merchant through which the contract was purchased. The remainder of the purchase price for the Creation Basket would remain invested in Treasuries, cash and/or cash equivalents as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Oil Futures Contracts is suspended or closed, US12OF may not be able to purchase these investments at the last reported price for such investments.
•	US12OF may make use of “mini” contracts as a way of investing a dollar amount in contracts that may more closely match the dollar amount of net assets of the fund. However, even the use of mini contracts does not completely eliminate the risk that US12OF will not be able to buy or sell the exact number of Futures Contracts necessary. In addition there is a risk that because of the size and relative liquidity of such contracts when compared to standard size Futures Contracts such as the Benchmark Futures Contracts, the price of a smaller contract for a particular month may not equate to the Benchmark Futures Contract for the same month, which could cause the change in the US12OF’s per unit price and NAV to vary from changes in the average price of the Benchmark Futures Contracts.

If changes in US12OF’s NAV do not correlate with changes in the price of the Benchmark Oil Futures Contracts, then investing in US12OF may not be an effective way to hedge against oil-related losses or indirectly invest in oil.

The Benchmark Futures Contracts may not correlate with the spot price of light, sweet crude oil and this could cause the changes in the price of the units to substantially vary from the changes in the spot price of light, sweet crude oil. If this were to occur, then you may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

When using the Benchmark Oil Futures Contracts as a strategy to track the spot price of light, sweet crude oil, at best the correlation between changes in prices of such oil interests and the spot price of crude oil can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative oil market, supply of and demand for such oil interests and technical influences in oil futures trading. If there is a weak correlation between the oil interests and the spot price of light, sweet crude oil, then the price of units may not accurately track the price of crude oil and you may not be able to effectively use US12OF as a way to hedge the risk of losses in your crude oil-related transactions or as a way to indirectly invest in crude oil.

US12OF may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If US12OF is required to sell Treasuries at a price lower than the price at which they were acquired, US12OF will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the price of the Benchmark Oil Futures Contracts and Other Oil Interests, and the spot price of light, sweet crude oil.

Certain of US12OF’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

At any given time, US12OF may own 12 different monthly crude oil contracts which have differing expiration schedules. The amount of liquidity in the crude oil futures market for each of those months will vary. In some cases certain of those months may have relatively small amounts of open interest and daily trading volume. As a result, US12OF may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its crude oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, US12OF does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead will rely only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Oil Futures Contracts that the General Partner will acquire or enter into for US12OF increases the risk of illiquidity. Other Oil Interests that US12OF invests in, or negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and the contract’s express limitations.

Because both Oil Futures Contracts and Other Oil Interests may be illiquid, US12OF’s oil interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

If the nature of hedgers and speculators in futures markets has shifted such that crude oil purchasers are the predominant hedgers in the market, US12OF might have to reinvest at higher futures prices or choose Other Oil Interests.

The changing nature of the hedgers and speculators in the crude oil market will influence whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, crude oil producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgers in the futures market are the purchasers of the crude oil who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of crude oil. This can have significant implications for US12OF when it is time to reinvest the proceeds from a maturing Oil Futures Contract into a new Oil Futures Contract.

While US12OF does not intend to take physical delivery of oil under its Oil Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of US12OF to take physical delivery of crude oil under its Oil Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under some of these contracts. Storage costs associated with purchasing crude oil could result in costs and other liabilities that could impact the value of Oil Futures Contracts or Other Oil Interests. Storage costs include the time value of money invested in crude oil as a physical commodity plus the actual costs of storing the crude oil less any benefits from ownership of crude oil that are not obtained by the holder of a futures contract. In general, Oil Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for crude oil while US12OF holds Oil Futures Contracts or Other Oil Interests, the value of the Oil Futures Contracts or Other Oil Interests, and therefore US12OF’s NAV, may change as well. Because it holds Futures Contracts that will mature up to 13 months later than the spot or current month, US12OF’s NAV will be impacted more from the changes in storage costs than would the NAV of a fund that holds more current futures contracts.

The price relationship between the near month contract and the other monthly contracts that compose the Benchmark Oil Futures Contracts will vary and may impact both the total return over time of US12OF’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns.

The Benchmark Futures Contracts consist of the near month contract to expire and the contracts for the following eleven months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month. In the event of a crude oil futures market where near month contracts trade at a higher price than the price of contracts that expire later in time, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration. As a result the total return of the Benchmark Oil Futures Contract would tend to track higher. Conversely, in the event of a crude oil futures market where near month contracts trade at a lower price than the price of contracts that expire later in time, a situation described as “contango” in the futures market, then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track lower. When compared to total return of other price indices, such as the spot price of crude oil, the impact of backwardation and contango may lead the total return of US12OF’s NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling oil prices, this could have a significant negative impact on US12OF’s NAV and total return. Furthermore, a portfolio that consists of twelve different monthly contracts, ranging in a “strip” from the first month to the twelfth month, will be impacted differently by contango and backwardation than a portfolio that consists of just the first month contract.

Because US12OF’s portfolio will typically hold as many as 12 different oil futures contracts at all times, it may be more expensive for US12OF to buy or sell futures contracts for its portfolio.

Because US12OF will typically hold as many as 12 different futures contracts at any one time, the cost of trading a large number of different contracts could be greater than the cost of trading the same dollar amount using just one contract. In addition, the bid/ask spread for buying these different contracts could also on average be greater than the bid/ask spread for buying a single futures contract month. This could make it more expensive for US12OF to invest compared to investing in a single monthly contract. Wider bid/ask spreads and/or higher commission or brokerage costs would negatively impact an investor’s investment returns in US12OF.

Because US12OF’s portfolio will typically hold as many as 12 different oil futures contracts at all times, firms that make a market in the units will also need to hold multiple contracts when hedging their inventories of units and when creating or redeeming baskets. This could lead to the units of US12OF trading at wider bid/ask spreads in the secondary market than an exchange traded security holding oil futures that uses a fewer number of futures contracts at any given time.

Brokerage firms or other market participants that make a secondary market in the units of US12OF may do so by simultaneously hedging their positions by being long, or short, the same future contracts that US12OF holds in its portfolio. The cost to brokerage firms or other market participants in putting on and taking off these hedges is one of the factors that determine the size of the bid/ask spread they quote on a security such as US12OF. Because US12OF will typically hold as many as 12 different futures contracts at any one time, the brokerage firms or other market participants will also find themselves having to trade a number of different contracts as well. The cost of trading a large number of different contracts may be greater than the cost of trading the same dollar amount using just one contract. As a result, the bid/ask spread for US12OF may be wider than the bid/ask spread for an exchange traded security investing in a fewer number of futures contracts at any given time. The wider bid/ask spread may negatively impact an investor’s investment returns in US12OF.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect US12OF.

The futures markets are subject to comprehensive statutes, regulations, and margin requirements. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading. The regulation of futures transactions in the United States is a rapidly changing area of law and is subject to modification by government and judicial action.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools which are publicly distributed in the United States. There is a possibility of future regulatory changes altering, perhaps to a material extent, the nature of an investment in US12OF or the ability of US12OF to continue to implement its investment strategy. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on US12OF is impossible to predict, but could be substantial and adverse.

In the wake of the economic crisis last year, the Administration, federal regulators and Congress are revisiting the regulation of the financial sector, including securities and commodities markets. These efforts are likely to result in significant changes in the regulation of these markets.

Currently, a number of proposals that would alter the regulation of Crude Oil Interests are being considered by federal regulators and Congress. These proposals include the imposition of fixed position limits on energy-based commodity futures contracts, extension of position and accountability limits to futures contracts on non-U.S. exchanges previously exempt from such limits, and the forced use of clearinghouse mechanisms for all over-the-counter transactions. Certain proposals would aggregate and limit all positions in energy futures held by a single entity, whether such positions exist on U.S. futures exchanges, non-U.S. futures exchanges, or in over-the-counter contracts. While it cannot be predicted at this time what reforms will eventually be made or how they will impact US12OF, if any of the aforementioned proposals are implemented, US12OF’s ability to meet its investment objective may be negatively impacted and investors could be adversely affected.

If you are investing in US12OF for purposes of hedging, you might be subject to several risks including the possibility of losing the benefit of favorable market movement.

Participants in the crude oil or in other industries may use US12OF as a vehicle to hedge the risk of losses in their crude oil-related transactions. There are several risks in connection with using US12OF as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedger may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedger foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedger can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for crude oil products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in US12OF as a hedge for changes in energy costs (e.g., investing in crude oil, heating oil, gasoline, natural gas or other fuels, or electricity) may not correlate because changes in the spot price of crude oil may vary from changes in energy costs because the spot price may not be at the same rate as changes in the price of other energy products, and, in any case, the price of crude oil does not reflect the refining, transportation, and other costs that may impact the hedger’s energy costs.

An investment in US12OF may provide you little or no diversification benefits. Thus, in a declining market, US12OF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in US12OF at the same time you incur losses with respect to other asset classes.

Historically, Oil Futures Contracts and Other Oil Interests have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, US12OF’s performance were to move in the same general direction as the financial markets, you will obtain little or no diversification benefits from an investment in the units. In such a case, US12OF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in US12OF at the same time you incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on crude oil prices and crude oil-linked instruments, including Oil Futures Contracts and Other Oil Interests, than on traditional securities. These additional variables may create additional investment risks that subject US12OF’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of crude oil and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, US12OF cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

US12OF’s Operating Risks

US12OF is not a registered investment company so you do not have the protections of the Investment Company Act of 1940.

US12OF is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of US12OF, the General Partner relies heavily on Mr. Nicholas Gerber, Mr. John Love and Mr. John Hyland. If Mr. Gerber, Mr. Love, or Mr. Hyland

were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of US12OF. Furthermore, Mr. Gerber, Mr. Love and Mr. Hyland currently are involved in the management of USOF, USNG, UGA and USHO. The General Partner is currently in the process of registering two other exchange traded security funds, United States Short Oil Fund, LP (“USSO”), and United States 12 Month Natural Gas Fund, LP (“US12NG”). Mr. Gerber is also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Gerber will spend approximately 50% of his time on US12OF and Related Public Fund matters. Mr. Love will spend approximately 100% of his time on US12OF and Related Public Fund matters and Mr. Hyland will spend approximately 85% of his time on US12OF and Related Public Fund matters. To the extent that the General Partner establishes additional funds, even greater demands will be placed on Mr. Gerber, Mr. Love and Mr. Hyland, as well as the other officers of the General Partner, including Mr. Howard Mah, the Chief Financial Officer, and its Board of Directors.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the price of the Benchmark Futures Contracts and prevent you from being able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by US12OF is not) may hold, own or control. For example, the current accountability level for investments at any one time in the Benchmark Oil Futures Contracts is 20,000. While this is not a fixed ceiling, it is a threshold above which the NYMEX may exercise greater scrutiny and control over an investor, including limiting an investor to holding no more than 20,000 Benchmark Oil Futures Contracts. With regard to position limits, the NYMEX limits an investor from holding more than 3,000 net futures in the last 3 days of trading in the near month contract to expire.

In addition to accountability levels and position limits, the NYMEX also sets daily price fluctuation limits on futures contracts. The daily price fluctuation limit establishes the maximum amount that the price of futures contract may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular futures contract, no trades may be made at a price beyond that limit.

For example, the NYMEX imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Benchmark Oil Futures Contracts. This limit is initially based off of the previous NYMEX trading day’s settlement price. If any Benchmark Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

All of these limits may potentially cause a tracking error between the price of the units and the price of the Benchmark Oil Futures Contracts. This may in turn prevent you from being able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

US12OF is not limiting the size of the offering and is committed to utilizing substantially all of its proceeds to purchase Oil Futures Contracts and Other Oil Interests. If US12OF encounters accountability levels, position limits, or price fluctuation limits for Oil Futures Contracts on the NYMEX, it may then, if permitted under applicable regulatory requirements, purchase Oil Futures Contracts on the ICE Futures or other exchanges that trade listed crude oil futures. The Oil Futures Contracts available on the ICE Futures are comparable to the contracts on the NYMEX, but they may have different underlying commodities, sizes, deliveries, and prices. In addition, the Oil Futures Contracts available on the ICE Futures may be subject to accountability levels and position limits.

There are technical and fundamental risks inherent in the trading system the General Partner intends to employ.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

To the extent that the General Partner uses spreads and straddles as part of its trading strategy, there is the risk that the NAV may not closely track the changes in the Benchmark Oil Futures Contracts.

Spreads combine simultaneous long and short positions in related futures contracts that differ by commodity (e.g., long crude oil and short gasoline), by market (long WTI crude futures, short Brent crude futures), or by delivery month (long December, short November). Spreads gain or lose value as a result of relative changes in price between the long and short positions. Spreads often reduce risk to investors, because the contracts tend to move up or down together. However, both legs of the spread could move against an investor simultaneously, in which case the spread would lose value. Certain types of spreads may face unlimited risk, e.g., because the price of futures contracts underlying a short position can increase by an unlimited amount and the investor would have to take delivery or offset at any price.

A commodity straddle takes both long and short option positions in the same commodity in the same market and delivery month simultaneously. The buyer of a straddle profits if either the long or the short leg of the straddle moves further than the combined cost of both options. The seller of a straddle profits if both the long and short positions do not trade beyond a range equal to the combined premium for selling both options.

If the General Partner were to utilize a spread or straddle position and the spread performed differently than expected, the results could impact US12OF’s tracking error. This could affect US12OF’s investment objective of having its NAV closely track the changes in the Benchmark Oil Futures Contracts. Additionally, a loss on a spread position would negatively impact US12OF’s absolute return.

US12OF and the General Partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

US12OF and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain US12OF’s asset size in order to preserve its fee income and this may not always be consistent with US12OF’s objective of having the value of its unit’s NAV track changes in the Benchmark Oil Futures Contracts. The General Partner’s officers, directors and employees do not devote their time exclusively to US12OF. These persons are directors, officers or employees of other entities that may compete with US12OF for their services. They could have a conflict between their responsibilities to US12OF and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as US12OF trades using the clearing broker to be used by US12OF. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12OF.

The General Partner has sole current authority to manage the investments and operations of US12OF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in US12OF’s basic investment policy, dissolution of this fund, or the sale or distribution of US12OF’s assets.

The General Partner serves as the general partner to each of US12OF and the Related Public Funds, and will serve as the general partner for USSO and US12NG, if such other funds offer their securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for US12OF may be influenced by the effect they would have on the other funds it manages. These trading decisions may be influenced since the General Partner also serves as the general partner for all of the funds, and is required to meet all of the funds’ investment objectives as well as US12OF’s. If the General Partner believes that a trading decision it made on behalf of US12OF might (i) impede its other funds from reaching their investment objectives, or (ii) improve the likelihood of meeting its other funds’ objectives, then the General Partner may choose to change its trading decision for US12OF, which could either impede or improve the opportunity for US12OF to meet its investment objective. In addition, the General Partner is required to indemnify the officers and directors of its other funds if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of US12OF and do not control the General Partner so they will not have influence over basic matters that affect US12OF.

Unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner. Limited partners will have limited voting rights with respect to US12OF’s affairs. Unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of US12OF or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage US12OF’s affairs.

The General Partner may manage a large amount of assets and this could affect US12OF’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of US12OF that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

US12OF could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

US12OF may terminate at any time, regardless of whether US12OF has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal or removal of the General Partner could cause US12OF to terminate unless a majority interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner, or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. However, no level of losses will require the General Partner to terminate US12OF. US12OF’s termination would cause the liquidation and potential loss of your investment. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for our obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a limited partner may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to limited partners if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

US12OF’s existing units are, and any units US12OF issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude you from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause US12OF to be taxable as a corporation or affect US12OF’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject US12OF to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of US12OF’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12OF’s LP Agreement and is eligible to purchase US12OF’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by us unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing US12OF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units.”

US12OF does not expect to make cash distributions.

The General Partner has not previously made any cash distributions and intends to re-invest any realized gains in additional oil interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12OF generally does not expect to distribute cash to limited partners. You should not invest in US12OF if you will need cash distributions from US12OF to pay taxes on your share of income and gains of US12OF, if any, or for any other reason. Although US12OF does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Crude Oil Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that US12OF will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such US12OF may not earn any profit.

US12OF pays brokerage charges of approximately 0.06% (including futures commission merchant fees of $3.50 per buy or sell), any licensing fees for the use of intellectual property, registration fees with the SEC, FINRA, or other regulatory agency in connection with offers and sales of the units subsequent to the initial offering of the units including the legal, printing, accounting and other expenses associated therewith. US12OF also pays the fees and expenses, including directors and officers liability insurance, of the independent directors, management fees of 0.60% of NAV on its average net assets, tax accounting and reporting costs and over-the-counter spreads and extraordinary expenses (i.e., expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on US12OF’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that can not be quantified. These fees and expenses must be paid in all cases regardless of whether US12OF’s activities are profitable. Accordingly, US12OF must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

US12OF has historically depended upon its affiliates to pay all its expenses. If this offering of units does not raise sufficient funds to pay US12OF’s future expenses and no other source of funding of expenses is found, US12OF may be forced to terminate and investors may lose all or a part of their investment.

Prior to the offering of units that commenced on December 6, 2007, all of US12OF’s expenses were funded by the General Partner and its affiliates. These payments by the General Partner and its affiliates were designed to allow US12OF the ability to commence the public offering of its units. US12OF now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and US12OF are unable to raise sufficient funds to cover their expenses or locate any other source of funding, US12OF may be forced to terminate and investors may lose all or part of their investment.

US12OF may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and US12OF generally are terminable by the clearing brokers once the clearing broker has given US12OF notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if US12OF intends to continue trading in Oil Futures Contracts or Other Oil Interests at its present level of capacity. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

US12OF may miss certain trading opportunities because it will not receive the benefit of the expertise of independent trading advisors.

The General Partner does not employ trading advisors for US12OF; however, it reserves the right to employ them in the future. The only advisor to US12OF is the General Partner. A lack of independent trading advisors may be disadvantageous to US12OF because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of US12OF.

If a substantial number of requests for redemption of Redemption Baskets are received by US12OF during a relatively short period of time, US12OF may not be able to satisfy the requests from US12OF’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in US12OF’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The financial markets are currently in a period of disruption and recession and US12OF does not expect these conditions to improve in the near future.

Currently and throughout 2008, the financial markets have experienced very difficult conditions and volatility as well as significant adverse trends. The deteriorating conditions in these markets have resulted in a decrease in availability of corporate credit and liquidity and have led indirectly to the insolvency, closure or acquisition of a number of major financial institutions and have contributed to further consolidation within the financial services industry. A continued recession or a depression could adversely affect the financial condition and results of operations of US12OF’s service providers and Authorized Purchasers which would impact the ability of the General Partner to achieve US12OF’s investment objective.

The failure or bankruptcy of a clearing broker could result in a substantial loss of US12OF’s assets; the clearing broker could be subject to proceedings that impair its ability to execute US12OF’s trades.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as US12OF, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The bankruptcy of a clearing broker could result in the complete loss of US12OF’s assets posted with the clearing broker; however, the vast majority of US12OF’s assets are held in Treasuries, cash and/or cash equivalents with US12OF’s custodian and would not be impacted by the bankruptcy of a clearing broker. US12OF also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear US12OF’s trades.

The failure or insolvency of US12OF’s custodian could result in a substantial loss of US12OF’s assets.

As noted above, the vast majority of US12OF’s assets are held in Treasuries, cash and/or cash equivalents with US12OF’s custodian. The insolvency of the custodian could result in a complete loss of US12OF’s assets held by that custodian, which, at any given time, would likely comprise a substantial portion of US12OF’s total assets.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize US12OF’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for US12OF’s business method and it is registering its trademarks. US12OF does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of US12OF’s proprietary software and other technology could also adversely affect its competitive advantage. US12OF may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from US12OF, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements.

The success of US12OF depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject US12OF to losses on such transactions.

The General Partner uses mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell oil interests each day. Specifically, the General Partner uses the spreadsheet to make mathematical calculations and to monitor positions in oil interests and Treasuries and correlations to the spot price of light, sweet crude oil. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, US12OF relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing US12OF’s transactions could impair its ability to achieve US12OF’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

US12OF may experience substantial losses on transactions if the computer or communications system fails.

US12OF’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and US12OF’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, US12OF’s financial condition could be harmed.

The development of complex computer and communications systems and new technologies may render the existing computer and communications systems supporting US12OF’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. US12OF’s future success will depend on US12OF’s ability to respond to changing technologies on a timely and cost-effective basis.

US12OF depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

US12OF depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce US12OF’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt US12OF’s trading activity and materially affect US12OF’s profitability.

The operations of US12OF, the exchanges, brokers and counterparties with which US12OF does business, and the markets in which US12OF does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terrorist attacks of September 11, 2001 and the war in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits US12OF to become leveraged, you could lose all or substantially all of your investment if US12OF’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire market value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner has not and does not intend to leverage US12OF’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of crude oil is volatile which could cause large fluctuations in the price of units.

Movements in the price of crude oil may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. For example, price movements for barrels of oil are influenced by, among other things:

•	changes in interest rates;
•	actions by oil producing countries such as the OPEC countries;
•	governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies;
•	weather and climate conditions;
•	changing supply and demand relationships, including but not limited to increased demand by other countries such as China;
•	changes in balances of payment and trade;
•	U.S. and international rates of inflation;
•	currency devaluations and revaluations;
•	U.S. and international political and economic events; and
•	changes in philosophies and emotions of market participants.

Over-the-Counter Contract Risk

Over-the-counter transactions are subject to little, if any, regulation.

A portion of US12OF’s assets may be used to trade over-the-counter crude oil interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act (“CEA”) in connection with this trading activity by US12OF. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose US12OF in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

US12OF will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by US12OF or held by special purpose or structured vehicles.

US12OF also faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to US12OF, in which case US12OF could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, US12OF may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. US12OF may obtain only limited recovery or may obtain no recovery in such circumstances.

US12OF may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts may have terms that make them less marketable than Oil Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions diminish the ability to realize the full value of such contracts.

Risk of Trading in International Markets

Trading in international markets would expose US12OF to credit and regulatory risk.

The General Partner invests primarily in Oil Futures Contracts, a significant portion of which will be on United States exchanges including the NYMEX. However, a portion of US12OF’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, NFA, or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as US12OF, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, US12OF has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12OF to credit risk. Trading in non-U.S. markets also leaves US12OF susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject US12OF to foreign exchange risk.

The price of any non-U.S. Oil Futures Contract, option on any non-U.S. Oil Futures Contract or other non-U.S. Other Oil Interest and, therefore, the potential profit and loss on such contract, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to US12OF even if the contract traded is profitable.

US12OF’s international trading could expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges also may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, US12OF may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which the General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

Please refer to “U.S. Federal Income Tax Considerations” for information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of units.

Your tax liability may exceed the amount of distributions, if any, on your units.

Cash or property will be distributed at the sole discretion of the General Partner. The General Partner has not and does not intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on your allocable share of US12OF’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

Your allocable share of taxable income or loss may differ from your economic income or loss on your units.

Due to the application of the assumptions and conventions applied by US12OF in making allocations for tax purposes and other factors, your allocable share of US12OF’s income, gain, deduction or loss may be different than your economic profit or loss from your units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in your being taxed on amounts in excess of your economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by US12OF in allocating those items, with potential adverse consequences for you.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as US12OF is in many respects uncertain. US12OF will apply certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (“Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service will successfully challenge our allocation methods and require us to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects you. If this occurs, you may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

We could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of your units.

US12OF has received an opinion of counsel that, under current U.S. federal income tax laws, US12OF will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of US12OF’s annual gross income consists of “qualifying income” as defined in the Code, (ii) US12OF is organized and operated in accordance with its governing agreements and applicable law and (iii) US12OF does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that US12OF has satisfied and will continue to satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. US12OF has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that US12OF is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, US12OF would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of US12OF as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of your units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

THE OFFERING

What is US12OF?

US12OF is a Delaware limited partnership organized on June 27, 2007. US12OF maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. US12OF is a commodity pool. It operates pursuant to the terms of the LP Agreement, which grants full management control to the General Partner.

US12OF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on light, sweet crude oil traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, less US12OF’s expenses. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. US12OF began trading on the American Stock Exchange on December 6, 2007. As of July 31, 2009, US12OF had total net assets of $187,247,475 and had outstanding units of 4.9 million.

Who is the General Partner?

Our sole General Partner is United States Commodity Funds LLC, a single member limited liability company that was formed in the state of Delaware on May 10, 2005. Prior to June 13, 2008 the General Partner was known as Victoria Bay Asset Management, LLC. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that also owns an insurance company organized under Bermuda law (currently being liquidated) and a registered investment adviser firm named Ameristock Corporation. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO with the NFA was approved on December 1, 2005.

The General Partner also manages the Related Public Funds. USOF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the spot price of light, sweet crude oil as traded in the United States. USOF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. USOF began trading on April 10, 2006. As of July 31, 2009, USOF had total net assets of $2,228,018,534 and had outstanding units of 60.3 million. USOF employs an investment strategy in its operations that is similar to the investment strategy of US12OF, except that its benchmark is the near month contract for light, sweet crude oil delivered to Cushing, Oklahoma on a long basis.

USNG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of natural gas as traded in the United States. USNG invests in a mixture of listed natural gas futures contracts, other non-listed natural gas related investments, Treasuries, cash and cash equivalents. USNG began trading on April 18, 2007. As of July 31, 2009, USNG had total net assets of $4,377,719,352 and had outstanding units of 347.4 million. USNG employs an investment strategy in its operations that is similar to the investment strategy of US12OF, except its benchmark is the near month contract for natural gas delivered at the Henry Hub, Louisiana.

UGA is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of unleaded gasoline as traded in the United States. UGA invests in a mixture of listed gasoline futures contracts, other non-listed gasoline related investments, Treasuries, cash and cash equivalents. UGA began trading on February 26, 2008. As of July 31, 2009, UGA had total net assets of $83,360,690 and had outstanding units of 2.4 million. UGA employs an investment strategy in its operations that is similar to the investment strategy of US12OF except that its benchmark is the near month contract for unleaded gasoline delivered at the New York harbor.

USHO is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of heating oil as traded in the United States.

USHO invests in a mixture of listed heating oil futures contracts, other non-listed heating oil related investments, Treasuries, cash and cash equivalents. USHO began trading on April 8, 2008. As of July 31, 2009, USHO had total net assets of $7,742,847 and had outstanding units of 300,000. USHO employs an investment strategy in its operations that is similar to the investment strategy of US12OF except that its benchmark is the near month contract for heating oil (also known as No. 2 fuel) delivered at the New York harbor.

See “Prior Performance of the General Partner and Affiliates.”

The General Partner is currently in the process of registering the units of two other exchange traded security funds, USSO and US12NG. USSO will be a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV inversely reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light, sweet crude oil as traded on the NYMEX that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire, less USSO’s expenses. US12NG will be a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts.

The General Partner is required to evaluate the credit risk of US12OF to the futures commission merchant, oversee the purchase and sale of US12OF’s units by certain Authorized Purchasers, review daily positions and margin requirements of US12OF, and manage US12OF’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of its outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding limited partnership interests (excluding limited partnership interests owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of the General Partner are managed by a board of directors, which is comprised of four management directors some of whom are also its executive officers (the “Management Directors”) and three independent directors who meet the independent director requirements established by the NYSE Arca and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement. Through its Management Directors, the General Partner manages the day-to-day operations of US12OF. The board of directors has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on US12OF’s website. Gordon L. Ellis and Malcolm R. Fobes III meet the financial sophistication requirements of the NYSE Arca and the audit committee charter. The board of directors has further determined that each of Messrs. Ellis and Fobes have accounting or related financial management expertise, as required by the NYSE Arca, such that each of them is considered an “Audit Committee Financial Expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Mr. Nicholas Gerber and Mr. Howard Mah serve as executive officers of the General Partner. US12OF has no executive officers. Its affairs are generally managed by the General Partner. The following individuals serve as Management Directors of the General Partner.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber has acted as a portfolio manager for US12OF and the Related Public Funds since April 2006. Mr. Gerber will act as a portfolio manager for USSO and US12NG. He has been listed with the CFTC as a Principal of the General Partner since November 29,

2005 and Branch Manager of the General Partner since May 15, 2009, and registered with the CFTC as an Associated Person of the General Partner on December 1, 2005. Currently, Mr. Gerber manages US12OF and the Related Public Funds. He will also manage USSO and US12NG.

Mr. Gerber has also served and is currently serving as Vice President/Chief Investment Officer of Lyon’s Gate Reinsurance Company, Ltd. since June of 2003. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since March 1995. Since August 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that, as of July 31, 2009, had approximately $198.5 million in assets. He has also been a Trustee for the Ameristock ETF Trust since June 2006, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 46 years old.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, and Chief Financial Officer of the General Partner since May 23, 2006. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. In these roles, Mr. Mah is currently involved in the management of US12OF and the Related Public Funds and will be involved in the management of USSO and US12NG. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He has been Secretary and Chief Compliance Officer of the Ameristock ETF Trust since February 2007, Chief Compliance Officer of Ameristock Corporation since January 2001, a tax & finance consultant in private practice since January 1995, Secretary of Ameristock Mutual Fund since June 1995 and Ameristock Focused Value Fund from December 2000 to January 2005, Chief Compliance Officer of Ameristock Mutual Fund since August 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 44 years old.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. As Treasurer of the General Partner, Mr. Ngim is currently involved in the management of US12OF and the Related Public Funds and will be involved in the management of USSO and US12NG. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been Ameristock Corporation's Managing Director since January 1999 and co-portfolio manager of Ameristock Corporation since January 2000, Trustee of the Ameristock ETF Trust since February 2007, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. Mr. Ngim is 48 years old.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005 and registered with the CFTC as an Associated Person on November 9, 2007. As a Management Director of the General Partner, Mr. Nguyen is currently involved in the management of US12OF and the Related Public Funds and will be involved in the management of USSO and US12NG. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since January 2000. Mr. Nguyen is 49 years old.

The following individuals provide significant services to US12OF but are employed by the entities noted below.

John P. Love has acted as the Portfolio Operations Manager for US12OF and the Related Public Funds since January 2006 and is expected to be the Portfolio Operations Manager for USSO and US12NG. Mr. Love is also employed by the General Partner. He has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Love also served as the operations manager of Ameristock Corporation from October 2002 to January 2007, where he was responsible for back office and marketing activities for the Ameristock Mutual Fund and Ameristock Focused Value Fund and for the firm in general. Mr. Love holds a Series 3 license and was registered with the CFTC as an Associated Person of the General Partner from December 1, 2005 to April 16, 2009. He holds a BFA in cinema-television from the University of Southern California. Mr. Love is 37 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Chief Investment Officer for the General Partner. Mr. Hyland is employed by the General Partner. He registered with the CFTC as an Associated Person of the General Partner on December 1, 2005, and has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Hyland became the Portfolio Manager for USOF, USNG, US12OF, UGA and USHO in April 2006, April 2007, December 2007, February 2008 and April 2008, respectively, and as Chief Investment Officer of the General Partner since January 2008, acts in such capacity on behalf of US12OF and the Related Public Funds. He is also expected to become the Portfolio Manager for USSO and US12NG. As part of his responsibilities for US12OF and the Related Public Funds, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees US12OF and the Related Public Funds’ activities with their futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provides portfolio management and new fund development expertise to non-U.S. institutional investors. Mr. Hyland has been, and remains, a Principal and Portfolio Manager for Towerhouse. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. Mr. Hyland is a member of the CFA Institute (formerly AIMR). He is also a member of the National Association of Petroleum Investment Analysts, a not-for-profit organization of investment professionals focused on the oil industry. He serves as an arbitrator for the Financial Industry Regulatory Authority (“FINRA”) as part of their dispute resolution program. He is a graduate of the University of California, Berkeley and received a BA in political science/international relations in 1982. Mr. Hyland is 49 years old.

The following individuals serve as independent directors of the General Partner.

Peter M. Robinson has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the Related Public Funds and will serve on behalf of US12NG and USSO, if such funds commence operations. He has been listed with the CFTC as a Principal of the General Partner since December 2005. Mr. Robinson has been employed as a Research Fellow writing about business and politics with the Hoover Institution since April 1993. The Hoover Institution is a public policy think tank located on the campus of Stanford University. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring, and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 51 years old.

Gordon L. Ellis has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the Related Public Funds and will serve on behalf of US12NG and USSO, if such funds commence operations. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Ellis has been Chairman of International Absorbents, Inc., a holding company of Absorption Corp., since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary which is engaged in developing, manufacturing and marketing a wide range of animal care and industrial absorbent products. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Polymer Solutions previously developed, manufactured and distributed paints, coatings and adhesives. Mr. Ellis is a Professional Engineer, a Certified Director, and holds an MBA in international finance. Mr. Ellis is 62 years old.

Malcolm R. Fobes III has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the Related Public Funds and will serve on behalf of US12NG and USSO, if such funds commence operations. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1997. Since June 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Mr. Fobes holds a B.S. degree in Finance and Economics from San Jose State University in California. Mr. Fobes is 44 years old.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for the General Partner: Melinda Gerber, the Gerber Family Trust, the Nicholas and Melinda Gerber Living Trust, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, John Hyland, Ray Allen and Wainwright Holdings, Inc. These individuals are principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also principals due to their controlling stake in Wainwright. None of the principals owns or has any other beneficial interest in US12OF. Nicholas Gerber and John Hyland make trading and investment decisions for US12OF. Nicholas Gerber, John Love, and John Hyland execute trades on behalf of US12OF. In addition, Nicholas Gerber, John Hyland, Robert Nguyen and Ray Allen are registered with the CFTC as Associated Persons of the General Partner and are NFA Associate Members.

Prior Performance of the General Partner and Affiliates

The General Partner is currently the General Partner of US12OF and the Related Public Funds.

US12OF’s units began trading on the American Stock Exchange on December 6, 2007 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, US12OF’s units commenced trading on the NYSE Arca on November 25, 2008. As of July 31, 2009, the total amount of money raised by US12OF from its Authorized Purchasers was $200,951,561; the total number of Authorized Purchasers was 3; the number of baskets purchased by Authorized Purchasers was 69; and the aggregate amount of units purchased was 6,900,000.

Since the offering of US12OF units to the public on December 6, 2007 to July 31, 2009, the simple average daily change in its Benchmark Oil Futures Contracts was -0.023%, while the simple average daily change in the NAV of US12OF over the same time period was -0.021%. The average daily difference was 0.002% (or 0.2 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Oil Futures Contracts, the average error in daily tracking by the NAV was 0.088%, meaning that over this time period US12OF's tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USOF’s units began trading on the American Stock Exchange on April 10, 2006 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, USOF’s units commenced trading on the NYSE Arca on November 25, 2008. As of July 31, 2009, the total amount of money raised by USOF from its authorized purchasers was $22,618,021,590; the total number of authorized purchasers of USOF was 17; the number of baskets purchased by authorized purchasers of USOF was 4,300; and the aggregate amount of units purchased was 430,000,000.

Since the offering of USOF units to the public on April 10, 2006 to July 31, 2009, the simple average daily change in its benchmark oil futures contract was -0.040%, while the simple average daily change in the NAV of USOF over the same time period was -0.034%. The average daily difference was 0.006% (or 0.6 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark oil futures contract, the average error in daily tracking by the NAV was 1.918%, meaning that over this time period USOF's tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USNG’s units began trading on the American Stock Exchange on April 18, 2007 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, USNG’s units commenced trading on the NYSE Arca on November 25, 2008. As of July 31, 2009, the total amount of money raised by USNG from its authorized purchasers was $9,481,297,866; the total number of authorized purchasers of USNG was 11; the number of baskets purchased by authorized purchasers of USNG was 4,800; and the aggregate amount of units purchased was 480,000,000.

Since the offering of USNG units to the public on April 18, 2007 to July 31, 2009, the simple average daily change in its benchmark futures contract was -0.194%, while the simple average daily change in the NAV of USNG over the same time period was -0.190%. The average daily difference was 0.004% (or 0.4 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was 0.528%, meaning that over this time period USNG's tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

UGA’s units began trading on the American Stock Exchange on February 26, 2008 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, UGA’s units commenced trading on the NYSE Arca on November 25, 2008. As of July 31, 2009, the total amount of money raised by UGA from its authorized purchasers was $107,989,741; the total number of authorized purchasers of UGA was 4; the number of baskets purchased by authorized purchasers of UGA was 37; and the aggregate amount of units purchased was 3,700,000.

Since the offering of UGA units to the public on February 26, 2008 to July 31, 2009, the simple average daily change in its benchmark futures contract was -0.035%, while the simple average daily change in the NAV of UGA over the same time period was -0.035%. The average daily difference was 0.000% (or 0.0 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -1.109%, meaning that over this time period UGA's tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USHO’s units began trading on the American Stock Exchange on April 9, 2008 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, USHO’s units commenced trading on the NYSE Arca on November 25, 2008. As of July 31, 2009, the total amount of money raised by USHO from its authorized purchasers was $19,744,061; the total number of authorized purchasers of USHO was 4; the number of baskets purchased by authorized purchasers of USHO was 5; and the aggregate amount of units purchased was 500,000.

Since the offering of USHO units to the public on April 9, 2008 to July 31, 2009, the simple average daily change in its benchmark futures contract was -0.150%, while the simple average daily change in the NAV of USHO over the same time period was -0.149%. The average daily difference was 0.001% (or 0.1 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.169%, meaning that over this time period USHO's tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

For more information on the performance of US12OF and the Related Public Funds, see the Performance Tables below.

PERFORMANCE OF US12OF

US12OF:

Experience in Raising and Investing in Funds Through July 31, 2009

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered in US12OF Offering*	$3,718,000,000
Dollar Amount Raised in US12OF Offering	$200,951,561
Organizational and Offering Expenses in US12OF Offering:**
SEC registration fee	$129,248
FINRA registration fee	$151,000
Listing fee	$5,000
Auditor’s fees and expenses	$60,700
Legal fees and expenses	$261,742
Printing expenses	$43,019
Length of US12OF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through March 31, 2009, these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following March 31, 2009, US12OF has borne the expenses related to the offering of its units.

Compensation to the General Partner and Other Compensation US12OF:

Expenses Paid by US12OF Through July 31, 2009 in Dollar Terms:

Expense	Amount in Dollar Terms
Amount Paid to General Partner in US12OF Offering	$508,251
Amount Paid in Portfolio Brokerage Commissions in US12OF Offering	$43,715
Other Amounts Paid in US12OF Offering	$260,178
Total Expenses Paid in US12OF Offering	$812,144

Expenses Paid by US12OF Through July 31, 2009 as a Percentage of Average Daily Net Assets:

Expenses in US12OF Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.05% annualized
Other Amounts Paid in US12OF Offering	0.30% annualized
Total Expense Ratio	0.95% annualized
US12OF Performance:
Name of Commodity Pool	US12OF
Type of Commodity Pool	Exchange traded security
Inception of Trading	December 6, 2007
Aggregate Subscriptions (from inception through July 31, 2009)	$200,951,561
Total Net Assets as of July 31, 2009	$187,247,475
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of July 31, 2009	$38.21
Worst Monthly Percentage Draw-down	Oct 2008 (29.59)%
Worst Peak-to-Valley Draw-down	Jun 08 – Feb 09 (66.97)%

PERFORMANCE DATA FOR US12OF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2007	2008	2009
January		(2.01)%	(7.11)%
February		10.48%	(4.34)%
March		(0.66)%	9.22%
April		11.87%	(1.06)%
May		15.47%	20.40%
June		11.59%	4.51%
July		(11.39)%	1.22%
August		(6.35)%
September		(13.12)%
October		(29.59)%
November		(16.17)%
December	8.44%*	(12.66)%
Annual Rate of Return	8.44%	(42.39)%	22.31%**

*	Partial from December 6, 2007.
**	Through July 31, 2009.

Terms Used in Performance Tables

Draw-down:  Losses experienced over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down:  The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down:  The largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

PERFORMANCE OF THE RELATED PUBLIC FUNDS

USOF:

Experience in Raising and Investing in Funds Through July 31, 2009

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered in USOF Offering*	$32,567,630,000
Dollar Amount Raised in USOF Offering	$22,618,021,590
Organizational and Offering Expenses in USOF Offering:**
SEC registration fee	$2,480,174
FINRA registration fee	$603,500
Listing fee	$5,000
Auditor’s fees and expenses	$328,350
Legal fees and expenses	$1,864,173
Printing expenses	$285,230
Length of USOF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through December 31, 2006, these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following December 31, 2006, USOF has recorded these expenses.

Compensation to the General Partner and Other Compensation USOF:

Expenses Paid by USOF Through July 31, 2009 in Dollar Terms:

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USOF Offering	$16,633,888
Amount Paid in Portfolio Brokerage Commissions in USOF Offering	$6,359,109
Other Amounts Paid in USOF Offering	$7,157,831
Total Expenses Paid in USOF Offering	$30,150,828

Expenses Paid by USOF Through July 31, 2009 in Dollar Terms:

Expenses in USOF Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.47% annualized
Portfolio Brokerage Commissions	0.18% annualized
Other Amounts Paid in USOF Offering	0.20% annualized
Total Expenses Paid in USOF Offering	0.85% annualized
USOF Performance:
Name of Commodity Pool	USOF
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 10, 2006
Aggregate Subscriptions (from inception through July 31, 2009)	$22,618,021,590
Total Net Assets as of July 31, 2009	$2,228,018,534
Initial NAV per Unit as of Inception	$67.39
NAV per Unit as of July 31, 2009	$36.95
Worst Monthly Percentage Draw-down	Oct 2008 (31.57)%
Worst Peak-to-Valley Draw-down	Jun 08 – Feb 09 (75.84)%

COMPOSITE PERFORMANCE DATA FOR USOF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2006	2007	2008	2009
January		(6.55)%	(3.98)%	(14.60)%
February		5.63%	11.03%	(6.55)%
March		4.61%	0.63%	7.23%
April	3.47%*	(4.26)%	12.38%	(2.38)%
May	(2.91)%	(4.91)%	12.80%	26.69%
June	3.16%	9.06%	9.90%	4.16%
July	(0.50)%	10.55%	(11.72)%	(2.30)%
August	(6.97)%	(4.93)%	(6.75)%
September	(11.71)%	12.11%	(12.97)%
October	(8.46)%	16.98%	(31.57)%
November	4.73%	(4.82)%	(20.65)%
December	(5.21)%	8.66%	(22.16)%
Annual Rate of Return	(23.03)%	46.15%	(54.75)%	7.69%**

*	Partial from April 10, 2006.
**	Through July 31, 2009.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USNG:

Experience in Raising and Investing in Funds Through July 31, 2009

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered in USNG Offering*	$11,846,500,000
Dollar Amount Raised in USNG Offering	$9,481,297,866
Organizational and Offering Expenses in USNG Offering:**
SEC registration fee	$1,361,048
FINRA registration fee	$377,500
Listing fee	$5,000
Auditor’s fees and expenses	$266,850
Legal fees and expenses	$757,009
Printing expenses	$72,210
Length of USNG offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through April 18, 2007, these expenses were paid for by the General Partner. Following April 18, 2007, USNG has borne the expenses related to the offering of its units.

Compensation to the General Partner and Other Compensation USNG

Expenses Paid by USNG Through July 31, 2009 in Dollar Terms:

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USNG Offering	$11,255,144
Amount Paid in Portfolio Brokerage Commissions in USNG Offering	$7,808,311
Other Amounts Paid in USNG Offering	$4,762,302
Total Expenses Paid in USNG Offering	$23,825,757

Expenses Paid by USNG Through July 31, 2009 as a Percentage of Average Daily Net Assets:

Expenses in USNG Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.57% annualized
Portfolio Brokerage Commissions	0.39% annualized
Other Amounts Paid in USNG Offering	0.24% annualized
Total Expense Ratio	1.20% annualized
USNG Performance:
Name of Commodity Pool	USNG
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 18, 2007
Aggregate Subscriptions (from inception through July 31, 2009)	$9,481,297,866
Total Net Assets as of July 31, 2009	$4,377,719,352
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of July 31, 2009	$12.60
Worst Monthly Percentage Draw-down	Jul 08 (32.13)%
Worst Peak-to-Valley Draw-down	Jun 08 – Jul 09 (79.89)%

COMPOSITE PERFORMANCE DATA FOR USNG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2007	2008	2009
January		8.87%	(21.49)%
February		15.87%	(5.47)%
March		6.90%	(11.81)%
April	4.30%*	6.42%	(13.92)%
May	(0.84)%	6.53%	10.37%
June	(15.90)%	13.29%	(4.63)%
July	(9.68)%	(32.13)%	(8.70)%
August	(13.37)%	(13.92)%
September	12.28%	(9.67)%
October	12.09%	(12.34)%
November	(16.16)%	(6.31)%
December	0.75%	(14.32)%
Annual Rate of Return	(27.64)%	(35.68)%	(45.85)%**

*	Partial from April 17, 2007.
**	Through July 31, 2009.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

UGA:

Experience in Raising and Investing in Funds Through July 31, 2009

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered in UGA Offering*	$1,500,000,000
Dollar Amount Raised in UGA Offering	$107,989,741
Organizational and Offering Expenses in UGA Offering:**
SEC registration fee	$58,520
FINRA registration fee	$75,500
Listing fee	$5,000
Auditor’s fees and expenses	$27,500
Legal fees and expenses	$117,891
Printing expenses	$31,867
Length of UGA offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Compensation to the General Partner and Other Compensation UGA:

Expenses Paid by UGA Through July 31, 2009 in Dollar Terms:

Expense	Amount in Dollar Terms
Amount Paid to General Partner in UGA Offering	$308,886
Amount Paid in Portfolio Brokerage Commissions in UGA Offering	$59,799
Other Amounts Paid in UGA Offering	$98,926
Total Expenses Paid in UGA Offering	$467,611

Expenses Paid by UGA Through July 31, 2009 as a Percentage of Average Daily Net Assets:

Expenses in UGA Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.12% annualized
Other Amounts Paid in UGA Offering	0.19% annualized
Total Expense Ratio	0.90% annualized
UGA Performance:
Name of Commodity Pool	UGA
Type of Commodity Pool	Exchange traded security
Inception of Trading	February 26, 2008
Aggregate Subscriptions (from inception through July 31, 2009)	$107,989,741
Total Net Assets as of July 31, 2009	$83,360,690
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of July 31, 2009	$34.73
Worst Monthly Percentage Draw-down	Oct 2008 (38.48)%
Worst Peak-to-Valley Draw-down	Jun 08 – Dec 08 (69.02)%

COMPOSITE PERFORMANCE DATA FOR UGA
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2008	2009
January		16.23%
February	(0.56)%*	0.26%
March	(2.39)%	2.59%
April	10.94%	2.07%
May	15.60%	30.41%
June	4.79%	1.65%
July	(12.79)%	6.24%
August	(3.88)%
September	(9.36)%
October	(38.48)%
November	(21.35)%
December	(15.72)%
Annual Rate of Return	(59.58)%	71.85%**

*	Partial from February 26, 2008.
**	Through July 31, 2009.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USHO:

Experience in Raising and Investing in Funds Through July 31, 2009

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered in USHO Offering*	$500,000,000
Dollar Amount Raised in USHO Offering	$19,744,061
Organizational and Offering Expenses in USHO Offering:**
SEC registration fee	$19,220
FINRA registration fee	$50,500
Listing fee	$5,000
Auditor’s fees and expenses	$27,500
Legal fees and expenses	$126,859
Printing expenses	$21,255
Length of USHO offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Compensation to the General Partner and Other Compensation USHO:

Expenses Paid by USHO Through July 31, 2009 in Dollar Terms:

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USHO Offering	$72,995
Amount Paid in Portfolio Brokerage Commissions in USHO Offering	$12,121
Other Amounts Paid in USHO Offering	$36,586
Total Expenses Paid in USHO Offering	$121,702

Expenses Paid by USHO Through July 31, 2009 as a Percentage of Average Daily Net Assets:

Expenses in USHO Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.59% annualized
Portfolio Brokerage Commissions	0.10% annualized
Other Amounts Paid in USHO Offering	0.30% annualized
Total Expense Ratio	0.85% annualized
USHO Performance:
Name of Commodity Pool	USHO
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 9, 2008
Aggregate Subscriptions (from inception through July 31, 2009)	$19,744,061
Total Net Assets as of July 31, 2009	$7,742,847
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of July 31, 2009	$25.81
Worst Monthly Percentage Draw-down	Oct 08 (28.63)%
Worst Peak-to-Valley Draw-down	Jun 08 – Feb 09 (69.17)%

COMPOSITE PERFORMANCE DATA FOR USHO
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2008	2009
January		0.05%
February		(11.34)%
March		6.73%
April	2.84%*	(3.85)%
May	15.93%	23.13%
June	5.91%	4.55%
July	(12.18)%	0.39%
August	(8.41)%
September	(9.77)%
October	(28.63)%
November	(18.38)%
December	(17.80)%
Annual Rate of Return	(56.12)%	29.24%**

*	Partial from April 9, 2008.
**	Through July 31, 2009.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

Other Related Commodity Trading and Investment Management Experience

Ameristock Corporation is an affiliate of the General Partner and it is a California-based registered investment advisor registered under the Investment Advisors Act of 1940 that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that as of July 31, 2009 had approximately $198.5 million in assets. Ameristock Corporation is also the investment advisor to the Ameristock ETF Trust, an open-end management investment company registered under the 1940 Act that seeks investment results that correspond to the performance of U.S. Treasury indices owned and compiled by Ryan Holdings LLC and Ryan ALM, Inc.

How Does US12OF Operate?

The net assets of US12OF consist primarily of investments in futures contracts for light, sweet crude oil, but may also consist of other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”). US12OF may also invest in other crude oil-related investments such as cash-settled options on Oil Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil Interests”). For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil Interests collectively are referred to as “oil interests” in this prospectus.

US12OF invests in oil interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Oil Futures Contracts and Other Oil Interests. The primary focus of the General Partner is the investment in Oil Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12OF is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on light, sweet crude oil traded on the NYMEX (the “Benchmark Oil Futures Contracts”) consisting of the near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it is measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month is equally weighted.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of crude oil prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

As a specific benchmark, the General Partner endeavors to place US12OF’s trades in Oil Futures Contracts and Other Oil Interests and otherwise manage US12OF’s investments so that A will be within plus/minus 10 percent of B, where:

•	A is the average daily change in US12OF’s NAV for any period of 30 successive valuation days, i.e., any NYSE Arca trading day as of which US12OF calculates its NAV, and
•	B is the average daily change in the average of the prices of the Benchmark Oil Futures Contracts over the same period.

The General Partner believes that market arbitrage opportunities cause daily changes in US12OF’s unit price on the NYSE Arca to closely track daily changes in US12OF’s NAV. The General Partner further believes that the daily changes in prices of the Benchmark Oil Futures Contracts have historically closely tracked the daily change in the spot prices of light, sweet crude oil. The General Partner believes that the net effect of these two relationships and the expected relationship described above between US12OF’s NAV and the Benchmark Oil Futures Contracts, will be that the daily changes in the price of US12OF’s units on the NYSE Arca will closely track the daily changes in the spot price of a barrel of light, sweet crude oil, less US12OF’s expenses. The following two graphs demonstrate the correlation between the daily changes in the NAV of US12OF and the daily changes in the Benchmark Oil Futures Contracts both since the initial public offering of US12OF’s units on December 6, 2007 through March 31, 2009 and during the last thirty valuation days ended March 31, 2009.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An investment in the units provides a means for diversifying an investor’s portfolio or hedging exposure to changes in oil prices. An investment in the units allows both retail and institutional investors to easily gain this exposure to the crude oil market in a transparent cost-effective manner.

The Benchmark Oil Futures Contracts is changed or “rolled” from the near month contract and the eleven following months to expire to the next month to expire and the eleven following months over a one day period.

The General Partner believes that market arbitrage opportunities will cause changes in US12OF’s unit price on the NYSE Arca to closely track changes in US12OF’s NAV. The General Partner believes that changes in US12OF’s NAV in percentage terms will closely track the changes in percentage terms in the Benchmark Oil Futures Contract less US12OF’s expenses.

These relationships are illustrated in the following diagram:

The General Partner employs a “neutral” investment strategy intended to track changes in the price of the Benchmark Oil Futures Contracts regardless of whether the price goes up or goes down. US12OF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12OF’s units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in crude oil and/or the risks involved in hedging may exist. In addition, an investment in US12OF involves the risk that the changes in the price of US12OF’s units will not accurately track the changes in the Benchmark Oil Futures Contract.

US12OF’s total portfolio composition is disclosed each day that the NYSE Arca is open for trading, on US12OF’s website at www.unitedstates12monthoilfund.com. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each oil interest, the specific types of Other Oil Interests and characteristics of such Other Oil Interests, Treasuries, and amount of cash and/or cash equivalents held in US12OF’s portfolio. US12OF’s website is publicly accessible at no charge. US12OF’s assets are held in segregated accounts pursuant to the CEA and CFTC regulations.

The units issued by US12OF may only be purchased by Authorized Purchasers and only in blocks of 100,000 units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of units in the Creation Basket. Similarly, only Authorized Purchasers may redeem units and only in blocks of 100,000 units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of the units in the Redemption Basket. The purchase price for Creation Baskets, and the redemption price for Redemption Baskets are the actual NAV of the units purchased or redeemed calculated at the end of the business day when notice for a purchase or redemption is received by US12OF. The NYSE Arca publishes an approximate NAV intra-day based on the prior day’s NAV and the current price of Benchmark Oil Futures Contracts, but the basket price is determined based on the actual NAV at the end of the day.

While US12OF issues units only in Creation Baskets, units may also be purchased and sold in much smaller increments on the NYSE Arca. These transactions, however, are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units can be purchased and sold at any time a secondary market is open.

What is US12OF’s Investment Strategy?

In managing US12OF’s assets the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs a quantitative methodology whereby each time a Creation Basket is sold, the General Partner purchases oil interests, such as an Oil Futures Contract for light, sweet crude oil traded on the NYMEX, that have an aggregate market value that approximates the amount of Treasuries and/or cash received upon the issuance of the Creation Basket.

As an example, assume that a Creation Basket is sold by US12OF, and that US12OF’s closing NAV per unit is $50.00. In that case, US12OF would receive $5,000,000 for the Creation Basket ($50.00 NAV per unit times 100,000 units, and ignoring the Creation Basket fee of $1,000). If one were to assume further that the General Partner wants to invest the entire proceeds from the Creation Basket in the Benchmark Oil Futures Contracts and that the market value of the Benchmark Oil Futures Contracts is $59,950, US12OF would be unable to buy the exact number of Benchmark Oil Futures Contracts with an aggregate market value equal to $5,000,000. Instead, US12OF would be able to purchase 83 Benchmark Oil Futures Contracts with an aggregate market value of $4,975,850. Assuming a margin requirement equal to 10% of the value of the Benchmark Oil Futures Contracts, US12OF would be required to deposit $497,585 in Treasuries and cash with the futures commission merchant through which the Benchmark Oil Futures Contracts were purchased. The remainder of the proceeds from the sale of the Creation Basket, $4,502,415, would remain invested in cash, cash equivalents, and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Oil Futures Contracts purchased depends on various factors, including a judgment by the General Partner as to the appropriate diversification of US12OF’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. In addition, US12OF may make use of a mixture of standard sized futures contracts as well as the smaller sized “mini” contracts. While the General Partner has made significant investments in NYMEX Oil Futures Contracts, as US12OF reaches certain position limits on the NYMEX, or for other reasons, it may invest in Oil Futures Contracts traded on other exchanges or invest in Other Oil Interests such as contracts in the “over-the-counter” market.

The General Partner does not anticipate letting its Oil Futures Contracts expire and taking delivery of the underlying commodity. Instead, the General Partner will close existing positions, e.g., when it changes the Benchmark Oil Futures Contracts or it otherwise determines it would be appropriate to do so and reinvest the proceeds in new Oil Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets and in such case proceeds for such baskets will not be reinvested.

By remaining invested as fully as possible in Oil Futures Contracts or Other Oil Interests, the General Partner believes that the changes in percentage terms of US12OF’s NAV will continue to closely track the changes in percentage terms in the prices of the futures contracts in which US12OF invests. The General Partner believes that certain arbitrage opportunities result in the price of the units traded on the NYSE Arca closely tracking the NAV of US12OF. Additionally, as discussed above, the General Partner has conducted research that indicates that Oil Futures Contracts traded on the NYMEX have closely tracked the spot price of the underlying oil. Based on these expected interrelationships, the General Partner believes that the changes in the price of US12OF’s units as traded on the NYSE Arca will continue to closely track the changes in the spot price of light, sweet crude oil.

What are Oil Futures Contracts?

Oil Futures Contracts are agreements between two parties. One party agrees to buy crude oil from the other party at a later date at a price and quantity agreed upon when the contract is made. Oil Futures Contracts are traded on futures exchanges, including the NYMEX. For example, the Benchmark Oil Futures Contracts are traded on the NYMEX in units of 1,000 barrels (a “mini” contract is 500 barrels). The price of crude oil futures contracts traded on the NYMEX are priced by floor brokers and other exchange members both through an “open outcry” of offers to purchase or sell the contracts and through an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Oil Futures Contracts are discussed below. Additional risks of investing in Oil Futures Contracts are included in “What are the Risk Factors Involved with an Investment in US12OF?”

Impact of Accountability Levels, Position Limits and Price Fluctuation Limits. Futures contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by US12OF is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S. futures exchanges, such as the NYMEX, limit the daily price fluctuation for futures contracts. Currently, the ICE Futures imposes position and accountability limits that are similar to those imposed by the NYMEX but does not limit the maximum daily price fluctuation.

The accountability levels for the Benchmark Oil Futures Contract and other Oil Futures Contracts traded on the NYMEX are not a fixed ceiling, but rather a threshold above which the NYMEX may exercise greater scrutiny and control over an investor’s positions. The current accountability level for any one month in the Benchmark Oil Futures Contracts is 10,000 contracts. In addition, the NYMEX imposes an accountability level for all months of 20,000 net futures contracts for investments in futures contracts for light, sweet crude oil. If US12OF and the Related Public Funds exceed these accountability levels for investments in the futures contract for light, sweet crude oil, the NYMEX will monitor US12OF’s and the Related Public Fund’s exposure and ask for further information on their activities including the total size of all positions, investment and trading strategy, and the extent of liquidity resources of US12OF and the Related Public Funds. If deemed necessary by the NYMEX, it could also order US12OF to reduce its position back to the accountability level. In addition, the ICE Futures maintains the same accountability levels, position limits and monitoring authority for its light, sweet crude oil contract as the NYMEX. As of December 31, 2008, US12OF and the Related Public Funds held 57,735 Benchmark Oil Futures Contracts and 51,888 futures contracts for light, sweet oil crude oil traded on the NYMEX. As of December 31, 2008, US12OF held no Oil Futures Contracts traded on the ICE Futures.

If the NYMEX or ICE Futures orders US12OF to reduce its position back to the accountability level, or to an accountability level that the NYMEX or ICE Futures deems appropriate for US12OF, such an accountability level may impact the mix of investments in oil interests made by US12OF. To illustrate, assume that the price of the Benchmark Oil Futures Contract and the unit price of US12OF are each $10, and that the NYMEX has determined that US12OF may not own more than 10,000 Benchmark Oil Futures Contracts. In such case, US12OF could invest up to $1 billion of its daily net assets in the Benchmark Oil Futures Contracts (i.e., $10 per contract multiplied by 1,000 (a Benchmark Oil Futures Contract is a contract for 1,000 barrels of oil multiplied by 10,000 contracts) before reaching the accountability level imposed by the NYMEX. Once the daily net assets of the portfolio exceed $1 billion in the Benchmark Oil Futures Contract, the portfolio may not be able to make any further investments in the Benchmark Oil Futures Contract, depending on whether the NYMEX imposes limits. If the NYMEX does impose limits at the $1 billion level (or another level), US12OF anticipates that it will invest the majority of its assets above that level in a mix of other Oil Futures Contracts or Other Oil Interests.

In addition to accountability levels, the NYMEX and the ICE Futures impose position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that US12OF will run up against such position limits because US12OF’s investment strategy is to close out its positions and “roll” from the near month contract to expire to the next month contract beginning two weeks from expiration of the contract.

U.S. futures exchanges, including the NYMEX, also limit the amount of price fluctuation for Oil Futures Contracts. For example, the NYMEX imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Benchmark Oil Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any Benchmark Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

US12OF anticipates that to the extent it invests in Oil Futures Contracts other than light, sweet crude oil contracts (such as futures contracts for Brent crude oil, natural gas, heating oil, and gasoline) and Other Oil Interests, it will enter into various non-exchange-traded derivative contracts to hedge the short-term price movements of such Oil Futures Contracts and Other Oil Interests against the current Benchmark Oil Futures Contracts.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Light, Sweet Crude Oil (physically settled)	Any one month: 10,000 net futures/all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
NYMEX Light, Sweet Crude Oil (financially settled)	Any one month: 20,000 net futures/all months: 20,000 net futures, but not to exceed 2,000 contracts in the last three days of trading in the spot month.	There is no maximum daily price fluctuation limit.
ICE Brent Crude Futures (physically settled)	There are no position limits.	There is no maximum daily price fluctuation limit.
ICE West Texas Intermediate (“WTI”) Futures (financially settled)	Any one month: 10,000 net futures/all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	There is no maximum daily price fluctuation.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Heating Oil (physically settled)	Any one month: 5,000 net futures/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
NYMEX Gasoline (physically settled)	Any one month: 5,000 net futures/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
NYMEX Natural Gas (physically settled)	Any one month: 6,000 net futures/all months: 12,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$3.00 per million British thermal units (“mmBtu”) ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Price Volatility. Despite daily price limits, the price volatility of Oil Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Oil Futures Contracts tend to be more volatile than stocks and bonds because price movements for crude oil are more currently and directly influenced by economic factors for which current data is available and are traded by crude oil futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because US12OF invests a significant portion of its assets in Oil Futures Contracts, the assets of US12OF, and therefore the prices of US12OF units, may be subject to greater volatility than traditional securities.

Marking-to-Market Futures Positions. Oil Futures Contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if US12OF’s futures positions have declined in value, US12OF may be required to post additional variation margin to cover this decline. Alternatively, if US12OF futures positions have increased in value, this increase will be credited to US12OF’s account.

What is the Crude Oil Market and the Petroleum-Based Fuel Market?

US12OF may purchase Oil Futures Contracts traded on the NYMEX that are based on light, sweet crude oil. It may also purchase contracts on other exchanges, including the ICE Futures and the Singapore Exchange. The contracts provide for delivery of several grades of domestic and internationally traded foreign crudes, and, among other things, serve the diverse needs of the physical market. In Europe, Brent crude oil is the standard for futures contracts and is primarily traded on the ICE Futures. Brent crude oil is the price reference for two-thirds of the world’s traded oil. The ICE Brent Futures is a deliverable contract with an option to cash settle which trades in units of 1,000 barrels (42,000 U.S. gallons). The ICE Futures also offers a WTI Futures contract which trades in units of 1,000 barrels. The WTI Futures contract is cash settled against the prevailing market price for U.S. light, sweet crude oil.

Light, Sweet Crude Oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The price of light, sweet crude oil has historically exhibited periods of significant volatility. Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflict in Iraq represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Heating Oil. Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil futures contract, listed and traded on the NYMEX, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in the New York harbor, the principal cash market center. The price of heating oil has historically been volatile.

Gasoline. Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline futures contract, listed and traded on the NYMEX, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline has historically been volatile.

Natural Gas. Natural gas accounts for almost a quarter of U.S. energy consumption. The natural gas futures contract, listed and traded on the NYMEX, trades in units of 10,000 million British thermal units and is based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. The price of natural gas has historically been volatile.

The chart below illustrates the historical correlation between the Benchmark Oil Futures Contracts and certain other fuel-based commodity futures contracts in which US12OF may invest. These correlations are relevant because the General Partner endeavors to invest US12OF’s assets in Oil Futures Contracts and Other Oil Interests so that daily changes in US12OF’s NAV correlate as closely as possible with daily changes in the price of the Benchmark Oil Futures Contracts. If certain other fuel-based commodity futures contracts do not closely correlate with the Oil Futures Contracts then their use could lead to greater tracking error. As noted, the General Partner also believes that the changes in the price of the Benchmark Oil Futures Contracts will closely correlate with changes in the spot price of light, sweet crude oil. Assuming that the units’ value tracks the Benchmark Oil Futures Contracts as intended, the stated objective of US12OF for the units’ NAV to reflect the performance of the spot price of light, sweet crude oil would be met if the trend reflected over the past ten years were to continue. However, there is no guarantee that such trend will continue.

The degree of correlation varies both among the different commodities and also varies over time. As such, the use of any energy related commodity to hedge a different energy commodity can only produce, at best, an imperfect hedge. The following price graph is scaled so all contracts start at the same level at year end 1998, except for the current gasoline futures contract, whose price series began in 2005. To obtain the monthly average prices presented below, US12OF added the closing prices for every day in each month then divided that number by the total number of days in that month.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Why Does US12OF Purchase and Sell Futures Contracts?

US12OF’s investment objective is to have the changes in percentage terms of its units’ NAV reflect the changes in percentage terms of the Benchmark Oil Futures Contracts, less US12OF’s expenses. US12OF invests primarily in Oil Futures Contracts. US12OF seeks to have its aggregate NAV approximate at all times the aggregate market value of the Oil Futures Contracts and Other Oil Interests it holds.

Other than investing in Oil Futures Contracts and Other Oil Interests, US12OF only invests in assets to support these investments in oil interests. At any given time, most of US12OF’s investments are in Treasuries, cash and/or cash equivalents that serve as segregated assets supporting US12OF’s positions in Oil Futures Contracts and Other Oil Interests. For example, the purchase of an Oil Futures Contract with a stated value of $10 million would not require US12OF to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% to 20% of the stated value of the Oil Futures Contract, would be required. To secure its Oil Futures Contract obligations, US12OF would deposit the required margin with the futures commission merchant and would separately hold, through its Custodian, Treasuries, cash and/or cash equivalents in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the margin deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, typically 5% to 20% of US12OF’s assets are held as margin in segregated accounts with a futures commission merchant. In addition to the Treasuries or cash it posts with the futures commission merchant for the Oil Futures Contracts it owns, US12OF holds, through the Custodian, Treasuries, cash and/or cash equivalents that can be posted as margin or as collateral to support its over-the-counter contracts. US12OF earns interest income from the Treasuries and/or cash equivalents that it purchases, and on the cash it holds through the Custodian. US12OF anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. US12OF reinvests the earned interest income, holds it in cash, or uses it to pay its expenses. If US12OF reinvests the earned interest income, it makes investments that are consistent with its investment objectives.

What is the Flow of Units?

What are the Trading Policies of US12OF?

Liquidity

US12OF invests only in Oil Futures Contracts and Other Oil Interests that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests. This can include both standard sized futures contracts as well as smaller sized mini contracts.

Spot Commodities

While crude oil contracts traded on the NYMEX can be physically settled, US12OF does not intend to take or make physical delivery. US12OF may from time to time trade in Other Oil Interests, including contracts based on the spot price of crude oil.

Leverage

While US12OF historical ratio of variation margin to total assets has generally ranged from 5% to 10%, the General Partner endeavors to have the value of US12OF’s Treasuries, cash and cash equivalents, whether held by US12OF or posted as margin or collateral, at all times approximate the aggregate market value of its obligations under Oil Futures Contracts and Other Oil Interests.

Borrowings

Borrowings are not used by US12OF, unless US12OF is required to borrow money in the event of physical delivery, US12OF trades in cash commodities, or for short-term needs created by unexpected redemptions. US12OF maintains the value of its Treasuries, cash and cash equivalents, whether held by US12OF or posted as margin or collateral, to at all times approximate the aggregate market value of its obligations under its Oil Futures Contracts and Other Oil Interests. US12OF has not established and does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Oil Futures Contracts, there are also a number of listed options on the Oil Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgers another set of financial vehicles to use in managing exposure to the crude oil market. Consequently, US12OF may purchase options on crude oil futures contracts on these exchanges in pursuing its investment objective.

In addition to the Oil Futures Contracts and options on the Oil Futures Contracts, there also exists an active non-exchange-traded market in derivatives tied to crude oil. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties. Unlike most of the exchange-traded Oil Futures Contracts or exchange-traded options on the Oil Futures Contracts, each party to such contract bears the credit risk that the other party may not be able to perform its obligations under its contract.

Some crude oil-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other crude oil-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of crude oil- or petroleum-based fuels that have terms similar to the Oil Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the crude oil spot price, forward crude oil price, the Benchmark Oil Futures Contract price, or other crude oil futures contract price. For example, US12OF may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the crude oil spot price, the Benchmark Oil Futures Contract price, or some other futures contract price traded on the NYMEX or ICE Futures and the price of other Futures Contracts that may be invested in by US12OF.

To protect itself from the credit risk that arises in connection with such contracts, US12OF may enter into agreements with each counterparty that provide for the netting of its overall exposure to its counterparty, such as the agreements published by the International Swaps and Derivatives Association, Inc. US12OF also may require that the counterparty be highly rated and/or provide collateral or other credit support to address US12OF’s exposure to the counterparty.

The creditworthiness of each potential counterparty is assessed by the General Partner. The General Partner assesses or reviews, as appropriate, the creditworthiness of each potential or existing counterparty to an over-the-counter contract pursuant to guidelines approved by the General Partner’s Board of Directors. Furthermore, the General Partner on behalf of US12OF only enters into over-the-counter contracts with counterparties who are, or affiliates of, (a) banks regulated by a United States federal bank regulator, (b) broker-dealers regulated by the SEC, (c) insurance companies domiciled in the United States, and (d) producers, users or traders of energy, whether or not regulated by the CFTC. Any entity acting as a counterparty shall be regulated in either the United States or the United Kingdom unless otherwise approved by the General Partner’s Board of Directors after consultation with its legal counsel. Existing counterparties are also reviewed periodically by the General Partner.

US12OF may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Oil Futures Contract. US12OF would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of US12OF to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. US12OF would use such a spread if the General Partner felt that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of US12OF, or if the General Partner felt it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in crude oil prices. US12OF would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. US12OF would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of US12OF or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in crude oil prices.

US12OF has not employed any hedging methods since all of its investments have been made over an exchange. Therefore, US12OF has not been exposed to counterparty risk.

Pyramiding

US12OF does not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

Brown Brothers Harriman & Co. is the registrar and transfer agent for the units. Brown Brothers Harriman & Co. is also the Custodian for US12OF. In this capacity, Brown Brothers Harriman & Co. holds US12OF’s Treasuries, cash and/or cash equivalents pursuant to a custodial agreement. In addition, in its capacity as Administrator of US12OF Brown Brothers Harriman & Co. performs certain administrative and accounting services for US12OF and prepares certain SEC and CFTC reports on behalf of US12OF. The General Partner pays Brown Brothers Harriman & Co.’s fees for these services.

Brown Brothers Harriman & Co.’s principal business address is 50 Milk Street, Boston, MA 02109-3661. Brown Brothers Harriman & Co., a private bank founded in 1818, is not a publicly held company nor is it insured by the Federal Deposit Insurance Corporation. Brown Brothers Harriman & Co. is authorized to conduct a commercial banking business in accordance with the provisions of Article IV of the New York State Banking Law, New York Banking Law §§160-181, and is subject to regulation, supervision, and examination by the New York State Banking Department. Brown Brothers Harriman & Co. is also licensed to conduct a commercial banking business by the Commonwealths of Massachusetts and Pennsylvania and is subject to supervision and examination by the banking supervisors of those states.

US12OF also employs ALPS Distributors, Inc. as a Marketing Agent, which is further discussed under “What is the Plan of Distribution?” The General Partner pays ALPS Distributors, Inc.’s fees. In no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with the offering of units exceed ten percent (10%) of the gross proceeds of the offering.

ALPS’s principal business address is 1290 Broadway, Suite 1100, Denver, CO 80203. ALPS is the marketing agent for US12OF. ALPS is a registered broker-dealer with FINRA and a member of the Securities Investor Protection Corporation.

UBS Securities LLC (“UBS Securities”) is US12OF’s futures commission merchant. US12OF and UBS Securities have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide services to US12OF in connection with the purchase and sale of oil interests that may be purchased or sold by or through UBS Securities for US12OF’s account. US12OF pays the futures commission merchant fees.

UBS Securities’ principal business address is 677 Washington Blvd, Stamford, CT 06901. UBS Securities is a futures clearing broker for US12OF. UBS Securities is registered in the U.S. with FINRA as a Broker-Dealer and with the CFTC as a Futures Commission Merchant. UBS Securities is a member of various U.S. futures and securities exchanges.

UBS Securities is the defendant in two purported securities class actions pending in the District Court of the Northern District of Alabama, brought by holders of stocks and bonds of HealthSouth, captioned In re HealthSouth Corporation Stockholder, No. CV-03-BE-1501-S and In re HealthSouth Corporation Bondholder Litigation, No. CV-03-BE-1502-S. Both complaints assert liability under the Securities Act of 1934.

UBS Securities has been responding to investigations by the SEC and the United States Attorney’s Office for the Eastern District of New York regarding UBS’s valuation of U.S. mortgage-backed securities and derivatives, and compliance with public disclosure rules. These investigations are ongoing.

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Securities Division”) filed an administrative complaint (the “Complaint”) and notice of adjudicatory proceeding against UBS Securities LLC, captioned In The Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleges, in sum and substance, that UBS Securities has been violating the Massachusetts Uniform Securities Act (the “Act”) and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities. The Complaint seeks a cease and desist order from conduct that violates the Act and regulations, to censure UBS Securities, to require UBS Securities to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint.

On June 26, 2008, the Massachusetts Securities Division filed an administrative complaint and notice of adjudicatory proceeding against UBS Securities and UBS Financial Services, Inc. (“UBS Financial”), captioned In the Matter of UBS Securities, LLC and UBS Financial Services, Inc., Docket No. 2008-0045, which alleged that UBS Securities and UBS Financial violated the Act in connection with the marketing and sale of auction rate securities.

On July 22, 2008, the Texas State Securities board filed an administrative proceeding against UBS Securities and UBS Financial captioned In the Matter of the Dealer Registrations of UBS Financial Services, Inc. and UBS Securities LLC, SOAH Docket No. 312-08-3918, SSB Docket No. 08-IC04, alleging violations of the anti-fraud provision of the Texas Securities Act in connection with the marketing and sale of auction rate securities.

On July 24, 2008 the New York Attorney General (“NYAG”) filed a complaint in the Supreme Court of the State of New York against UBS Securities and UBS Financial captioned State of New York v. UBS Securities LLC and UBS Financial Services, Inc., No. 650262/2008, in connection with UBS’s marketing and sale of auction rate securities. The complaint alleges violations of the anti-fraud provisions of New York state statutes and seeks a judgment ordering that the firm buy back auction rate securities from investors at par, disgorgement, restitution and other remedies.

On August 8, 2008, UBS Securities and UBS Financial reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining client’s holdings of auction rate securities by June 30, 2012. On August 20, 2008, the Texas proceeding was dismissed and withdrawn. On October 2, 2008, UBS Securities and UBS Financial entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial with regards to the auction rate securities matter. On December 11, 2008, UBS Securities and UBS Financial executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial finalized settlements with the SEC.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp. (“NHHELCO”). The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statues. The complaint seeks an administrative fine, a cease and desist order, and restitution to NHHELCO. The claim does not impact the global settlement with the SEC, NYAG and NASAA relating to the marketing and sale of ARS to investors.

Further, UBS Securities, like most full service investment banks and broker-dealers, receives inquiries and is sometimes involved in investigations by the SEC, FINRA, NYSE and various other regulatory organizations, exchanges and government agencies. UBS Securities fully cooperates with the authorities in all such requests. UBS Securities regularly discloses to the FINRA arbitration awards, disciplinary action and regulatory events. These disclosures are publicly available on the FINRA’s website at www.finra.org. Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/).

UBS Securities will act only as clearing broker for US12OF and as such will be paid commissions for executing and clearing trades on behalf of US12OF. UBS Securities has not passed upon the adequacy or accuracy of this prospectus. UBS Securities neither will act in any supervisory capacity with respect to the General Partner nor participate in the management of US12OF.

UBS Securities is not affiliated with US12OF or the General Partner. Therefore, US12OF does not believe that US12OF has any conflicts of interest with them or their trading principals arising from their acting as US12OF’s futures commission merchant.

Currently, the General Partner does not employ commodity trading advisors. If, in the future, the General Partner does employ commodity trading advisors, it will choose each advisor based on arm’s-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees of US12OF

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers

Service Provider	Compensation Paid by the General Partner
Brown Brothers Harriman & Co., Custodian and Administrator	Minimum amount of $75,000 annually* for its custody, fund accounting and fund administration services rendered to all funds, as well as a $20,000 annual fee for its transfer agency services. In addition, an asset charge of (a) 0.06% for the first $500 million of US12OF and the Related Public Funds’ combined assets, (b) 0.0465% for US12OF and the Related Public Funds’ combined assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12OF and the Related Public Funds’ combined net assets exceed $1 billion.**
ALPS Distributors, Inc., Marketing Agent	0.06% on assets up to $3 billion; 0.04% on assets in excess of $3 billion.**

*	The annual minimum amount will not apply if the asset charge for all accounts in the aggregate exceeds $75,000. The General Partner also pays transaction charge fees to Brown Brothers, ranging from $7.00 to $15.00 per transaction for the funds.
**	The General Partner pays this compensation.

Service Provider	Compensation Paid by US12OF
Non-Affiliated Brokers	Approximately 0.06% of assets (including futures commission merchant fees of approximately $3.50 per buy or sell)***

***	US12OF pays this compensation.

NYMEX Licensing Fee

Assets	Management Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

Assets of US12OF are aggregated with those of the Related Public Funds. US12OF pays its pro rata share of this fee.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Please see “Prior Performance of the General Partner and Affiliates” for a break-down of expenses paid through December 31, 2008 both in dollar terms and as a percentage of average daily net assets.

Form of Units

Registered Form. Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator keeps a record of all limited partners and holders of the units in certified form in the registry (“Register”). The General Partner recognizes transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units are held in book-entry form through participants and/or accountholders in DTC.

Book-Entry. Individual certificates are not be issued for the units. Instead, units are represented by one or more global certificates, which are deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units are credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC. DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC. The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC will be made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a definitive security in respect of such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC

Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements. All purchasers of US12OF’s units, and potentially any purchasers of limited partner interests in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12OF’s LP Agreement and is eligible to purchase US12OF’s securities. Each purchaser of units offered by this prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application will be imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through US12OF. Further, the General Partner may request each record holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of US12OF’s limited partners if that investor’s ownership would subject US12OF to the risk of cancellation or forfeiture of any of US12OF’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of US12OF’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and US12OF will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. US12OF may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing US12OF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that completes a transfer application will:

•	be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;
•	automatically request admission as a substituted limited partner;
•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;
•	represent that such transferee has the capacity and authority to enter into our LP Agreement;
•	grant powers of attorney to our General Partner and any liquidator of us; and
•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the recordholder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of its partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from its partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of US12OF in secondary market transactions through brokers. Units trade on the NYSE Arca under the ticker symbol “USL.” Units are bought and sold throughout the trading day like other publicly traded securities. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of US12OF’s units is a best efforts offering. US12OF is continuously offering Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. Merrill Lynch Professional Clearing Corp. was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 100,000 units at a per unit price of $50 on December 6, 2007. Authorized Purchasers pay a $1,000 fee for the creation of Creation Baskets. The Marketing Agent receives, for its services as marketing agent to US12OF, a marketing fee of 0.06% on assets up to the first $3 billion, and 0.04% on assets in excess of $3 billion, provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.

The offering of baskets is being made in compliance with Conduct Rule 2810 of FINRA. Accordingly, Authorized Purchasers will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of US12OF calculated shortly after the close of the NYSE Arca on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, an Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, US12OF. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A list of Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of US12OF, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from US12OF, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. Authorized Purchasers may also engage in secondary market transactions in units that would not be deemed “underwriting”. For example, an Authorized Purchaser may act in the capacity of a broker or dealer with respect to units that were previously distributed by other Authorized Purchasers. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from US12OF for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

US12OF’s NAV is calculated by:

•	Taking the current market value of its total assets
•	Subtracting any liabilities

The Administrator calculates the NAV of US12OF once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session on the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of that Exchange or 2:30 p.m. New York time) for the contracts traded on the NYMEX, but determines the value of all other US12OF investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time, in accordance with the current Administrative Agency Agreement among Brown Brothers Harriman & Co., US12OF and the General Partner.

In addition, in order to provide updated information relating to US12OF for use by investors and market professionals, the NYSE Arca calculates and disseminates throughout the core trading session on each trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of US12OF as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active light, sweet crude oil Oil Futures Contracts on the NYMEX. The prices reported for these Oil Futures Contract months are adjusted based on the prior day’s spread differential between settlement values for the relevant contract and the spot month contract. In the event that the spot month contract is also the Benchmark Oil Futures Contract contract, the last sale price for that contract is not adjusted. The indicative fund value unit basis disseminated during NYSE Arca core trading session hours should not be viewed as an actual real time update of the NAV, because the NAV is calculated only once at the end of each trading day based upon the relevant end of day values of US12OF’s investments.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular NYSE Arca core trading session hours of 9:30 a.m. New York time to 4:00 p.m. New York time. The normal trading hours of the NYMEX are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which US12OF’s units are traded on the NYSE Arca, but real-time NYMEX trading prices for oil futures contracts traded on the NYMEX are not available. As a result, during those gaps there will be no update to the indicative fund value.

The NYSE Arca disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the NYSE Arca’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of US12OF units on the NYSE Arca. Investors and market professionals are able throughout the trading day to compare the market price of US12OF and the indicative fund value. If the market price of US12OF units diverges significantly from the indicative fund value, market professionals will have an incentive to execute arbitrage trades. For example, if US12OF appears to be trading at a discount compared to the indicative fund value, a market professional could buy US12OF units on the NYSE Arca and sell short oil futures contracts. Such arbitrage trades can tighten the tracking between the market price of US12OF and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Oil Futures Contracts, Other Oil Interests and Treasuries held by US12OF are valued by the Administrator, using rates and points received from client-approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down solely according to changes in the near month Oil Futures Contracts for light, sweet crude oil traded on the NYMEX.

Creation and Redemption of Units

US12OF creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to US12OF or the distribution by US12OF of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of units included in the baskets being created or redeemed determined after 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by US12OF, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers pay a transaction fee of $1,000 to US12OF for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with US12OF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12OF or the General Partner, and no such person will have any obligation or responsibility to the General Partner or US12OF to effect any sale or resale of units.

Certain Authorized Purchasers are expected to have the facility to participate directly in the physical crude oil market and the crude oil futures market. In some cases, an Authorized Purchaser or its affiliates may from time to time acquire crude oil or sell crude oil and may profit in these instances. The General Partner believes that the size and operation of the crude oil market make it unlikely that an Authorized Purchaser’s direct activities in the crude oil or securities markets will impact the price of crude oil, Oil Futures Contracts, or the price of the units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with FINRA, or exempt from being or otherwise not required to be licensed as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may also be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the 1933 Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the NYSE Arca, the NYMEX, or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the New York Stock Exchange, whichever is earlier. The day on which the Marketing Agent receives a valid purchase order is the purchase order date.

The manner by which creations are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a Purchase Order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian, and (2) enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with US12OF for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the Purchase Order Date. If an Authorized Purchaser fails to consummate (1) and (2), the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12OF’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of Units. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is the amount of Treasuries and/or cash that is in the same proportion to the total assets of US12OF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is accepted as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the date the order is received. The General Partner determines, directly in its sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to US12OF’s account with the Custodian the required amount of Treasuries and cash by 3:00 p.m. New York time on the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator directs DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of US12OF shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time, but the total payment required to create a basket during the continuous offering period will not be determined until after 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. US12OF’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent may reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to US12OF at that time will not enable it to meet its investment objective;
•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;
•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to US12OF or its unitholders;
•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or
•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the New York Stock Exchange, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a Redemption Basket, or to redeem baskets other than through an Authorized Purchaser. By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to US12OF not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to US12OF’s account at the Custodian the non-refundable transaction fee due for the redemption order. Authorized Purchasers may not withdraw a redemption request.

The manner by which redemptions are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a Redemption Order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to US12OF’s account with the Custodian not later than 3:00 PM New York time on the third Business Day following the effective date of the Redemption Order (“Redemption Distribution Date”), and (2) enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with US12OF for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the Redemption Order Date. If an Authorized Purchaser fails to consummate (1) and (2)

above, the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12OF’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of Units.

Determination of Redemption Distribution

The redemption distribution from US12OF consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and cash that is in the same proportion to the total assets of US12OF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets.

Delivery of Redemption Distribution

The redemption distribution due from US12OF will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, US12OF’s DTC account has been credited with the baskets to be redeemed. If US12OF’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if US12OF receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to US12OF’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to US12OF’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca or the NYMEX is closed other than customary weekend or holiday closings, or trading on the NYSE Arca or the NYMEX is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners. For example, the General Partner may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of US12OF’s assets at an appropriate value to fund a redemption. If the General Partner has difficulty liquidating its positions, e.g., because of a market disruption event in the futures markets, a suspension of trading by the exchange where the futures contracts are listed or an unanticipated delay in the liquidation of a position in an over-the-counter contract, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Redemption orders must be made in whole baskets. The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., one basket) or less, unless the General Partner has reason to believe that the placer of the redemption order does in fact possess all the outstanding units and can deliver them.

Creation and Redemption Transaction Fee

To compensate US12OF for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to US12OF of $1,000 per order to create or redeem baskets. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and US12OF if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Secondary Market Transactions

As noted, US12OF will create and redeem units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets will only be made in exchange for delivery to US12OF or the distribution by US12OF of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contract market and the market for Other Oil Interests. The prices of units offered by Authorized Purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with US12OF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12OF or the General Partner, and no such person has any obligation or responsibility to the General Partner or US12OF to effect any sale or resale of units. Units are expected to trade in the secondary market on the NYSE Arca. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Oil Futures Contracts market and the market for Other Oil Interests. While the units trade during the core trading session on the NYSE Arca until 4:00 p.m. New York time, liquidity in the market for Oil Futures Contracts and Other Oil Interests may be reduced after the close of the NYMEX at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner applies substantially all of US12OF’s assets toward trading in Oil Futures Contracts and Other Oil Interests and investments in Treasuries, cash and/or cash equivalents. The General Partner has sole authority to determine the percentage of assets that are:

•	held on deposit with the futures commission merchant or other custodian,
•	used for other investments, and
•	held in bank accounts to pay current obligations and as reserves.

The General Partner deposits substantially all of US12OF’s net assets with the Custodian or other custodian. When US12OF purchases an Oil Futures Contract and certain exchange traded Other Oil Interests, US12OF is also required to deposit with the futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under oil interests at maturity. This deposit is known as “margin.” US12OF invests the remainder of its assets equal to the difference between the margin deposited and the market value of the futures contract in Treasuries, cash and/or cash equivalents.

US12OF’s assets are held in segregated accounts pursuant to the CEA and CFTC regulations. The General Partner believes that all entities that hold or trade US12OF’s assets are based in the United States and will be subject to United States regulations.

Approximately 5% to 10% of US12OF’s assets are normally committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The General Partner invests the balance of US12OF’s assets not invested in oil interests or held in margin as reserves to be available for changes in margin. All interest income is used for US12OF’s benefit.

The futures commission merchant, a government agency or a commodity exchange could increase margins applicable to US12OF to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out the purposes of the limited partnership and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•	Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.
•	The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.
•	The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.
•	In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;
•	the General Partner transfers all of its rights as General Partner;
•	the General Partner is removed;
•	the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;
•	a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or
•	a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed if such removal is approved by at least 66 2/3 % of the units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for US12OF’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of US12OF’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to US12OF any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, US12OF may not make a distribution to limited partners if the distribution causes US12OF’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of US12OF’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Fees of US12OF

Management Fees

US12OF is contractually obligated to pay the General Partner a management fee based on 0.60% per annum on average net assets. Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. NAV is calculated by taking the current market value of US12OF’s total assets and subtracting any liabilities.

Brokerage Fees

Brokerage fees	Approximately 0.06%

Fees are calculated on a daily basis (based on a percentage of the value of the transaction) and paid on a monthly basis. These fees, including the brokerage fee for futures contracts based upon the futures commission merchant’s fees shown below, are estimated on an annualized percentage basis.

Futures Commission Merchant Fee

Futures Commission Merchant fee	Approximately $3.50 per buy or sell

Fees are calculated on a daily basis for each buy or sell and paid on a monthly basis. These are the bases for and not in addition to the brokerage fee for futures contracts included in the brokerage fees shown above.

NYMEX Licensing Fee

Assets	Management Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

The foregoing assumes that the fee will be charged based upon the aggregation of the assets of US12OF with those of the Related Public Funds.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Other Fees

US12OF also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of certain initial implementation services fees and base services fees which were paid by the General Partner. In addition, US12OF is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12OF. These director fees and expenses may be shared with other funds managed by the General Partner. These fees and expenses for 2008 were $282,000, and US12OF’s portion of such fees was $1,762.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in US12OF’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made.

The General Partner’s officers, directors and employees, do not devote their time exclusively to US12OF. These persons are directors, officers or employees of other entities which may compete with US12OF for their services. They could have a conflict between their responsibilities to US12OF and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to US12OF.

The General Partner and the General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders will not be permitted to inspect the trading records or any written policies related to such trading of the General Partner and its principals, officers, directors, and employees. A conflict of interest may exist if their trades are in the same markets and at the same time as US12OF trades using the clearing broker to be used by US12OF. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12OF. The General Partner has adopted a Code of Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that harm the fund or the unitholders.

The General Partner has sole current authority to manage the investments and operations of US12OF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which limits their ability to influence matters such as amendment of the LP Agreement, change in US12OF’s basic investment policy, dissolution of this fund, or the sale or distribution of US12OF’s assets.

The General Partner serves as the general partner to each of US12OF and the Related Public Funds. In addition, the General Partner will serve as the general partner for USSO and US12NG, if such other funds offer their securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for US12OF may be influenced by the effect they would have on the other funds it manages. For example, if, as a result of reaching position limits imposed by the NYMEX, USNG purchased gasoline futures contracts, this decision could impact UGA’s ability to purchase additional gasoline futures contracts if the number of contracts held by funds managed by the General Partner reached the maximum allowed by the NYMEX. Similar situations could adversely affect the ability of any fund to track its Benchmark Futures Contract. In addition, the General Partner is required to indemnify the officers and directors of the other funds, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or
•	fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire prospectus, including the LP Agreement. You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this prospectus. Neither the law firm nor any other expert hired by US12OF to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to US12OF.

The General Partner’s Responsibility and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a partnership agreement, those expressed duties become the standard courts will use to determine whether such duties were breached. For this reason, US12OF’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of US12OF to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of US12OF believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of US12OF under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the CEA for violations of the CEA or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of US12OF nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or US12OF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of US12OF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions were in the best interests of US12OF and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

US12OF shall, to the fullest extent permitted by law, but only out of US12OF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at US12OF’s request as directors, officers or trustees of another organization in which US12OF has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interest of US12OF, and except that no Covered Person shall be indemnified against any liability to US12OF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12OF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12OF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of US12OF and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of US12OF and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to certain legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of US12OF and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the 1933 Act and NASAA Guidelines

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or its directors, officers, or persons controlling US12OF, US12OF has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the 1933 Act and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.

Books and Records

US12OF keeps its books of record and account at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or at the offices of the Administrator at its office located at 40 Water Street, Boston, Massachusetts, 02109, or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to US12OF’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of US12OF.

US12OF keeps a copy of US12OF’s LP Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Analysis of Critical Accounting Policies

US12OF’s critical accounting policies are set forth in the financial statements in this prospectus prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of certain accounting policies that affect the amounts reported in these financial statements, including the following: US12OF trades are accounted for on a trade-date basis and marked to market on a daily basis. The difference between their cost and market value is recorded as “change in unrealized profit/loss” for open (unrealized) contracts, and recorded as “realized profit/loss” when open positions are closed out; the sum of these amounts constitutes US12OF’s trading revenues. Earned interest income revenue, as well as management fee, and brokerage fee expenses of US12OF are recorded on an accrual basis. The General Partner believes that all relevant accounting assumptions and policies have been considered.

Statements, Filings, and Reports

At the end of each fiscal year, US12OF will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing US12OF’s audited financial statements and other information about US12OF. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with the Administrator to prepare these reports as required by the SEC, CFTC and the NYSE Arca on US12OF’s behalf.

The financial statements of US12OF will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by US12OF to unitholders upon request. US12OF will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

In addition to periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which can be accessed on the SEC’s website at www.sec.gov or on US12OF’s website at www.unitedstates12monthoilfund.com. US12OF, pursuant to the LP Agreement, will provide the following reports to limited partners in the manner prescribed below:

Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the partnership during the period covered by the report, and

(iii) a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate for such fees or compensation.

Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports. Within 30 days after the after the end of each month, the General Partner shall cause to be posted on its website and, upon request, to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in this prospectus or any amendment thereto, other account statements or annual reports.

US12OF will provide information to its unitholders to the extent required by applicable SEC, CFTC, and NYSE Arca requirements. An issuer, such as US12OF, of exchange-traded securities may not always readily know the identities of the investors who own those securities. US12OF will post the same information that would otherwise be provided in US12OF’s reports to limited partners described above including its monthly account statements, which will include, without limitation, US12OF’s NAV, on US12OF’s website www.unitedstates12monthoilfund.com.

Fiscal Year

The fiscal year of US12OF is the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent to Delaware Jurisdiction

The rights of the General Partner, US12OF, DTC (as registered owner of US12OF’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, US12OF and DTC and, by accepting units, each DTC Participant and each unitholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the General Partner or US12OF.

Security Ownership of Principal Unitholders and Management

None of the directors or executive officers of the General Partner own any units of US12OF. The following table sets forth the beneficial ownership of our units as of the date of this prospectus for each person or group that holds more than 5% of our units. To our knowledge, each person that beneficially owns our units has sole voting and dispositive power with regard to such units.

Name of Beneficial Owner	Number of Units Beneficially Owned		Percent of All Units
International Value Advisers, LLC(1)	1,514,877	(2)	30.9	%(3)

(1)	The address of the beneficial owner is 645 Madison Avenue, 12th Floor, New York, NY 10022.
(2)	International Value Advisers, LLC filed a Schedule 13G with the Securities and Exchange Commission on March 9, 2009, to disclose its ownership of units.
(3)	Based on the total number of units outstanding for US12OF on March 25, 2009.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise US12OF and the General Partner with respect to the units being offered hereby and has passed upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

Spicer Jeffries, LLP, an independent registered public accounting firm, has audited the financial statements of United States 12 Month Oil Fund, LP, at December 31, 2007 and December 31, 2008, that appear in the annual report on Form 10-K that is incorporated by reference. The financial statements in the 10-K were included in reliance upon the report of Spicer Jeffries LLP, given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

US12OF and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering US12OF – and then only subject to customary undertakings of confidentiality. US12OF and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law or as described in its Privacy Policy. In general, US12OF and the General Partner restrict access to the nonpublic personal information they collect from investors to those of its and its affiliates employees and service providers who need access to this information to provide products and services to investors. US12OF and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor. A copy of the current Privacy Policy can be provided on request and is provided to investors annually.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in US12OF, and the U.S. federal income tax treatment of US12OF, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder”

of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of US12OF has received the opinion of Sutherland Asbill & Brennan LLP, counsel to US12OF, that the material U.S. federal income tax consequences to US12OF and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this prospectus as well as certain factual representations made by US12OF and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by US12OF. If challenged by the IRS, US12OF’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting US12OF or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN US12OF APPLY TO YOU AND AS TO HOW APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of US12OF

US12OF is organized and operated as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. US12OF and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	At least 90% of US12OF’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);
•	US12OF is organized and operated in accordance with its governing agreements and applicable law;
•	US12OF has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that US12OF classifies as a partnership for federal income tax purposes and that it is not taxable as a corporation for such purposes.

If US12OF failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, US12OF would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of US12OF’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividends to the extent of US12OF’s current and accumulated earnings and profits. To the extent a distribution exceeded US12OF’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if US12OF were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in US12OF and on the value of the units.

The remainder of this summary assumes that US12OF is classified as a partnership for federal income tax purposes and that it is not taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of US12OF’s Income. No U.S. federal income tax is paid by US12OF on its income. Instead, US12OF files annual information returns, and each U.S. unitholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of US12OF. For example, unitholders must take into account their share of ordinary income realized by US12OF from accruals of interest on Treasuries and other investments, and their share of gain from Oil Futures Contracts and Other Oil Interests. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from US12OF during the taxable year. Consequently, a unitholder may be allocated income or gain by US12OF but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year US12OF realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than US12OF distributions.

Allocations of US12OF’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, US12OF applies a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction are determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items are allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by US12OF for federal income tax purposes for any taxable year are allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. US12OF has made the election permitted by section 754 of the Code, which election is irrevocable without the consent of the Service. The effect of this election is that when a secondary market sale of our units occur, we adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of US12OF’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

US12OF applies certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions is consistent with the intent of the partnership provisions of the Code, and that the resulting allocations have substantial economic effect or otherwise are respected as being in accordance with unitholders’ interests in US12OF for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by US12OF during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax Basis of Units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to Market of Certain Exchange-Traded Contracts. For federal income tax purposes, US12OF generally is required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by US12OF at the end of each taxable year, including for example Futures Contracts and options on Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, are treated as if they were sold by US12OF for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of US12OF’s net gain or loss with respect to each section 1256 contract generally is treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by US12OF, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of US12OF is limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of US12OF for which you are liable. Losses in excess of the amount at risk must be deferred until years in which US12OF generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by US12OF and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by US12OF for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of US12OF’s losses and expenses.

Tax Basis of Units

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from US12OF and (3) its ability to utilize its distributive share of any losses of US12OF on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of US12OF’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of US12OF as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of US12OF that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of US12OF’s taxable income and gain and (b) any additional contributions by the unitholder to US12OF and (2) decreased (but not below zero) by (a) its allocable share of US12OF’s tax deductions and losses and (b) any distributions by US12OF to the unitholder. For this purpose, an increase in a unitholder’s share of US12OF’s liabilities will be treated as a contribution of cash by the unitholder to US12OF and a decrease in that share will be treated as a distribution of cash by US12OF to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions. If US12OF makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in US12OF immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells its units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any US12OF debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in US12OF that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in US12OF.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by US12OF. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by US12OF.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;
•	any of US12OF’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and
•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting. We report tax information to the beneficial owners of units. Unitholders who have become additional limited partners are treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. US12OF will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in US12OF as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the federal income tax returns filed by US12OF. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as US12OF items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of US12OF.

Tax Shelter Disclosure Rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by US12OF or unitholders (1) if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units, (2) if US12OF engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a passthrough entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If US12OF were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) US12OF’s gross income from the unrelated trade or business, whether or not distributed, and (2) US12OF’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. US12OF currently does not anticipate that it will borrow money to acquire investments; however, US12OF cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in US12OF may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. US12OF may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from US12OF for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that US12OF’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated Investment Companies. Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as US12OF is a qualified publicly traded partnership is made on an annual basis. US12OF expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, US12OF believes that the activities directly conducted by US12OF do not result in US12OF being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that US12OF’s activities constitute a U.S. trade or business.

In the event that US12OF’s activities were considered to constitute a U.S. trade or business, US12OF would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability. Any amount withheld by US12OF will be treated as a distribution to the non-U.S. unitholder.

If US12OF is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from US12OF or its allocable share of US12OF income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides US12OF with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

Most of US12OF’s interest income qualifies as “portfolio interest.” In order for US12OF to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide US12OF with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units. Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders. In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

US12OF may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28 percent from all taxable distributions payable to: (1) any unitholder who fails to furnish US12OF with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies US12OF that the unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which US12OF does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in US12OF. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill &

Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment By ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in US12OF. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in US12OF and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in US12OF, including the role that an investment in US12OF would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in US12OF, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in US12OF complies with the terms of the plan.

US12OF and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.	freely transferable (determined based on the relevant facts and circumstances);
2.	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and
3.	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above are satisfied with respect to the units. The General Partner believes that the units therefore constitute publicly-offered securities, and the underlying assets of US12OF are not considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;
•	exercise any authority or control with respect to management or disposition of the assets of the plan;
•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;
•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or
•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which US12OF is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause US12OF to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause US12OF to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from US12OF and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in US12OF (and any continued investment in US12OF), or the operation and administration of US12OF, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in US12OF is not to be construed as a representation by US12OF, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in US12OF in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this prospectus. Neither US12OF nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in inflation in the United States, movements in the stock market, movements in U.S. and foreign currencies, and movements in the commodities markets and indexes that track such movements, US12OF’s operations, the General Partner’s plans and references to US12OF’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in US12OF?” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, US12OF’s operations or the value of the units.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of US12OF a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about US12OF or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about US12OF and the units can also be obtained from US12OF’s website, which is www.unitedstates12monthoilfund.com. US12OF’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part. US12OF is subject to the informational requirements of the Exchange Act and the General Partner and US12OF will each, on behalf of US12OF, file certain reports and other information with the SEC. The General Partner will file an updated prospectus annually for US12OF pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the Securities and Exchange Commission. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this registration statement on Form S-3 and prior to effectiveness of the registration statement and after the date of this prospectus until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2008 filed March 31, 2009; Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2008, filed August 19, 2009.
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed May 15, 2009; Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 13, 2009.
•	Current Reports on Form 8-K filed on January 30, 2009; February 27, 2009; March 30, 2009; March 31, 2009; April 30, 2009; May 29, 2009; June 30, 2009; July 30, 2009; and August 18, 2009.
•	The description of our units contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on November 24, 2008 pursuant to Section 12(b) of the Securities Exchange Act of 1934, together with all amendments or reports filed for the purpose of updating such description.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of these filings at no cost, upon written or oral request at the following address or telephone number:

United States 12 Month Oil Fund, LP
Attention: Nicholas D. Gerber
1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502
(510) 522-3336

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

US12OF uses the following promotional or sales material.

•	US12OF’s website: www.unitedstates12monthoilfund.com; and
•	Fact sheet found on US12OF’s website.

The materials described above are not a part of this prospectus or the registration statement of which this prospectus is a part and have been submitted to the staff of the Securities and Exchange Commission for their review pursuant to Industry Guide 5.

PATENT APPLICATION PENDING

A patent application by the General Partner directed to the creation and operation of USOF, which would apply to US12OF, is pending and the General Partner’s registration of US12OF’s trademarks is in process at the United States Patent and Trademark Office.

APPENDIX A

Glossary of Defined Terms

In this Prospectus, each of the following terms have the meanings set forth after such term:

Administrator: Brown Brothers Harriman & Co.

Authorized Purchaser: One that purchases or redeems Creation Baskets or Redemption Baskets, respectively, from or to US12OF.

Benchmark Futures Contract: The near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts on light, sweet crude oil traded on the NYMEX except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month.

Block Trade: Privately negotiated futures or option transactions executed apart from the public auction market. A block transaction may be executed either on or off the exchange trading floor but is still reported to and cleared by the exchange.

Business Day: Any day other than a day when any of the NYSE Arca, the NYMEX or the New York Stock Exchange is closed for regular trading.

CEA: The Commodity Exchange Act.

CFTC: Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodities futures and options in the United States.

Code: Internal Revenue Code.

Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator or CPO: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

Creation Basket: A block of 100,000 units used by US12OF to issue units.

Crude Oil Interests: Futures Contracts and Other Crude Oil-Related Investments.

Custodian: Brown Brothers Harriman & Co.

DTC: The Depository Trust Company. DTC will act as the securities depository for the units.

DTC Participant: An entity that has an account with DTC.

DTEF: A derivatives transaction execution facility.

Exchange Act: The Securities Exchange Act of 1934.

Exchange for Physical (EFP): An off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFP can include swaps, swap options, or other instruments traded in the OTC market. In order that an EFP transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFPs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Exchange for Swap: A technique, analogous to an EFP transaction used by financial institutions to avoid taking physical delivery of commodities. A dealer takes the financial institution’s futures positions into its own account and swaps the commodity return for a funding rate.

FINRA: Financial Industry Regulatory Authority, formerly the National Association of Securities Dealers.

Futures Contracts: Futures contracts for crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges.

General Partner: United States Commodity Funds LLC, a Delaware limited liability company, which is registered as a Commodity Pool Operator, who controls the investments and other decisions of US12OF.

ICE Futures: The leading electronic regulated futures and options exchange for global energy markets. Its trading platform offers participants access to a wide spectrum of energy futures products including the Brent and West Texas Intermediate (WTI) global crude benchmark contracts, Gas, Oil, Electricity, Coal, and ECX carbon financial instruments.

Indirect Participants: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Investor: Beneficial owner of the units.

Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.

LP Agreement: The Amended and Restated Agreement of Limited Partnership dated December 4, 2007.

Margin: The amount of equity required for an investment in futures contracts.

mmBTU: 10,000 million British thermal units.

NASAA: North American Securities Administration Association, Inc.

NAV: Net Asset Value of US12OF.

NFA: National Futures Association.

NSCC: National Securities Clearing Corporation.

New York Mercantile Exchange (NYMEX): The primary exchange on which futures contracts are traded in the U.S. US12OF expects to invest primarily in futures contracts, and particularly in futures contracts traded on the New York Mercantile Exchange. US12OF expressly disclaims any association with the Exchange or endorsement of US12OF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Option: The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.

Other Crude Oil-Related Investments: Crude Oil-Related Investments other than Futures Contracts such as cash-settled options on Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing.

Over-the-Counter Derivative: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.

Redemption Basket: A block of 100,000 units used by US12OF to redeem units.

Related Public Funds: USOF, USNG, UGA and USHO.

SEC: Securities and Exchange Commission.

Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Spot Contract: A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.

Strip: a series of consecutive monthly contracts traded together, or whose returns are calculated together, is commonly referred to as a “strip” (some examples would be a “six month strip”, a “twelve month strip”, or, if all twelve months fell in the same year, a “calendar strip”).

Swap Contract: An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.

Tracking Error: Possibility that the daily NAV of US12OF will not track the price of crude oil.

Treasuries: Obligations of the U.S. government with remaining maturities of 2 years or less.

UGA: United States Gasoline Fund, LP.

USHO: United States Heating Oil Fund, L.P.

USNG: United States Natural Gas Fund, LP.

USOF: United States Oil Fund, LP.

USSO: United States Short Oil Fund, LP.

US12NG: United States 12 Month Natural Gas Fund, LP.

US12OF: United States 12 Month Oil Fund, LP.

Valuation Day: Any NYSE Arca trading day as of which US12OF calculates its NAV.

You: The owner of units.

STATEMENT OF ADDITIONAL INFORMATION

United States 12 Month Oil Fund, LP

Before you decide whether to invest, you should read this entire prospectus carefully and consider the risk factors beginning on page 11.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated           , 2009.

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Page
Overview of Petroleum Industry	SAI-3
Overview of Crude Oil	SAI-3
Crude Oil Regulation	SAI-5
The Commodity Interest Markets	SAI-8
Potential Advantages of Investment	SAI-16
CFTC Annual Report	SAI-18

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Part of the following information was taken from the United States Government’s Energy Information Administration’s (EIA) website.

Overview of Petroleum Industry

Petroleum industry operations and profitability are influenced by many factors. Governmental policies, particularly in the areas of taxation, energy and the environment, have a significant impact on petroleum activities, regulating where and how companies conduct their operations and formulate their products and, in some cases, limiting their profits directly. Prices for crude oil and natural gas, petroleum products and petrochemicals are determined by supply and demand for these commodities. The members of the Organization of Petroleum Exporting Countries (OPEC) are typically the world’s swing producers of crude oil, and their production levels are a major factor in determining worldwide supply. Demand for crude oil and its products and for natural gas is largely driven by the conditions of local, national and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part.

Overview of Crude Oil

Characteristics. The physical characteristics of crude oils differ. Crude oil with a similar mix of physical and chemical characteristics, usually produced from a given reservoir, field or sometimes even a region, constitutes a crude oil “stream.” Most simply, crude oils are classified by their density and sulfur content. Less dense (or “lighter”) crudes generally have a higher share of light hydrocarbons — higher value products  — that can be recovered with simple distillation. The denser (“heavier”) crude oils produce a greater share of lower-valued products with simple distillation and require additional processing to produce the desired range of products. Some crude oils also have a higher sulfur content, an undesirable characteristic with respect to both processing and product quality. For pricing purposes, crude oils of similar quality are often compared to a single representative crude oil, a “benchmark,” of the quality class.

The quality of the crude oil dictates the level of processing and re-processing necessary to achieve the optimal mix of product output. Hence, price and price differentials between crude oils also reflect the relative ease of refining.

In addition to gravity and sulfur content, the type of hydrocarbon molecules and other natural characteristics may affect the cost of processing or restrict a crude oil’s suitability for specific uses. The presence of heavy metals, contaminants for the processing and for the finished product, is one example. The molecular structure of a crude oil also dictates whether a crude stream can be used for the manufacture of specialty products, such as lubricating oils or of petrochemical feedstocks.

Refiners therefore strive to run the optimal mix (or “slate”) of crudes through their refineries, depending on the refinery’s equipment, the desired output mix, and the relative price of available crudes. In recent years, refiners have confronted two opposite forces — consumers’ and government mandates that increasingly required light products of higher quality (the most difficult to produce) and crude oil supply that was increasingly heavier, with higher sulfur content (the most difficult to refine).

Drilling for Oil. To identify a prospective site for oil production, companies use a variety of techniques, including core sampling — physically removing and testing a cross section of the rock — and seismic testing, where the return vibrations from a man-made shockwave are measured and calibrated. Advances in technology have made huge improvements in seismic testing.

After these exploratory tests, companies must then drill to confirm the presence of oil or gas. A “dry hole” is an unsuccessful well, one where the drilling did not find oil or gas, or not enough to be economically worth producing. A successful well may contain either oil or gas, and often both, because the gas is dissolved in the oil. When gas is present in oil, it is extracted from the liquid at the surface in a process separate from oil production.

Historically, drilling a “wildcat” well — searching for oil in a field where it had not yet been discovered — had a low chance of success. Only one out of five wildcat wells found oil or gas. The rest were dry holes. Better information, especially from seismic technology, has improved the success rate to one out of three and, according to some, one in two. Reducing the money wasted on dry holes is one of the aspects of upstream activity that has allowed the industry to find and produce oil at the prices prevailing over much of the 1990’s.

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After a successful well identifies the presence of oil and/or gas, additional wells are drilled to test the production conditions and determine the boundaries of the reservoir. Finally, production, or “development,” wells are put in place, along with tanks, pipelines and gas processing plants, so the oil can be produced, moved to markets and sold. Once extracted, the crude oil must be refined into usable products.

How Oil Is Produced. The naturally occurring pressure in the underground reservoir is an important determinant of whether the reservoir is economically viable or not. The pressure varies with the characteristics of the trap, the reservoir rock and the production history. Most oil, initially, is produced by “natural lift” production methods: the pressure underground is high enough to force the oil to the surface. Reservoirs in the Middle East tend to be long-lived on “natural lift,” that is, the reservoir pressure continues over time to be great enough to force the oil out. The underground pressure in older reservoirs, however, eventually dissipates, and oil no longer flows to the surface naturally. It must be pumped out by means of an “artificial lift” — a pump powered by gas or electricity. The majority of the oil reservoirs in the United States are produced using some kind of artificial lift.

Over time, these “primary” production methods become ineffective, and continued production requires the use of additional “secondary” production methods. One common method uses water to displace oil, using a method called “waterflood,” which forces the oil to the drilled shaft or “wellbore.”

Finally, producers may need to turn to “tertiary” or “enhanced” oil recovery methods. These techniques are often centered on increasing the oil’s flow characteristics through the use of steam, carbon dioxide and other gases or chemicals.

The Impact of Upstream Technology. Technology has enhanced the likelihood of finding oil. A primary benefit is the ability to eliminate poor prospects, thus considerably reducing wasted expenditures on dry holes. In addition, drilling and production technologies have made it possible to exploit reservoirs that would formerly have been too costly to put into production and to increase the recovery from existing reservoirs.

Price of Crude Oil. The price of crude oil is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, or Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions (such as the Gulf Coast), and for some, product imports. Product prices in these distribution centers establish a regional baseline. Product is then re-distributed to ever more local markets, by barge, pipeline, and finally truck. The fact the oil markets are physically inter-connected, with supply for a region coming from another region, means that of necessity even local gasoline prices feel the impact of prices abroad.

Oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction  —  the highest bidder will win the supply. Like any auction, however, the bidder doesn’t want to pay too much. When markets are “strong” (when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (demand low and/or supply high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. There are several different types of transactions that are common in oil markets. Contract arrangements in the oil market in fact cover most oil that changes hands. Oil is also sold in “spot transactions,” that is, cargo-by-cargo, transaction-by-transaction arrangements. In addition, oil is traded in futures markets. Futures markets are a mechanism designed to distribute risk among participants on different sides (such as buyers versus sellers) or with different expectations of the market, but not generally to supply physical volumes of oil. Both spot markets and futures markets provide critical price information for contract markets.

Prices in spot markets — cargo-by-cargo and transaction-by-transaction — send a clear signal about the supply/demand balance. Rising prices indicate that more supply is needed, and falling prices indicate that there is too much supply for the prevailing demand level. Furthermore, while most oil flows under contract, its price varies with spot markets. Futures markets also provide information about the physical supply/demand balance as well as the market’s expectations.

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Seasonal swings are also an important underlying influence in the supply/demand balance, and hence in price fluctuations. Other things being equal, crude oil markets would tend to be stronger in the fourth quarter (the high demand quarter on a global basis, where demand is boosted both by cold weather and by stock building) and weaker in the late winter as global demand falls with warmer weather. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. Likewise, product prices tend to be highest relative to crude as they move into their high demand season — late spring for gasoline, late autumn for heating oil. The seasonal pattern in actual product prices, again, may be less obvious, because so many other factors are at work.

The overall supply picture is of course also influenced by the level of inventories. When stocks in a given market are high, they represent incremental supply immediately available, so prices tend to be weak. The opposite is true in a low stock situation.

Price change patterns can vary between regions, depending on the prevailing supply/demand conditions in the regional market, especially in the short-term.

That price response, and the differences in regional price movements, are critical to the way the oil market redistributes products to re-balance after an upheaval. The price increase in one area calls forward additional supplies. These new supplies might come from other markets in the United States, or from incremental imports. They may also be augmented by increased output from refineries. The volume and source of the relief supplies are interwoven. The farther away the necessary relief supplies are, the higher and longer the likely price spike.

All other things being equal, cost differences are important factors in regional prices. For instance, state excise taxes, product quality, distance and ease of distribution are all important when comparing prices between regions, states and even within states. These factors will lead to higher prices (or lower) in a given area on a day-in, day-out basis.

Ultimately, oil prices can only be as high as the market will bear. They may be higher in areas with higher disposable income, where real estate values, wages and other measures of economic activity indicate that the market is more robust. If they rise higher than the market will bear, however, consumers will seek substitutes or downsize their cars and make other adjustments that reduce their consumption. If the local area offers unusually high profits, competitors will quickly enter the market, finally pushing prices down.

Oil Trade. There is more trade internationally in oil than in anything else. This is true whether one measures trade by how much of a good is moved (volume), by its value, or by the carrying capacity needed to move it. All measures are important and for different reasons. Volume provides insights about whether markets are over-or under-supplied and whether the infrastructure is adequate to accommodate the required flow. Value allows governments and economists to assess patterns of international trade and balance of trade and balance of payments. Carrying capacity allows the shipping industry to assess how many tankers are required and on what routes. Transportation and storage play a critical additional role here. They are not just the physical link between the importers and the exporters and, therefore, between producers and refiners, refiners and marketers, and marketers and consumers; their associated costs are a primary factor in determining the pattern of world trade.

Generally, crude oil flows to the markets that provide the highest value to the supplier. Everything else being equal, oil moves to the nearest market first, because that has the lowest transportation cost and therefore provides the supplier with the highest net revenue, or in oil market terminology, the highest netback. If this market cannot absorb all the oil, the balance moves to the next closest one, and the next and so on, incurring progressively higher transportation costs, until all the oil is placed.

Crude Oil Regulation

Regulation of Crude Oil Activities

The exploration, production and transportation of all types of hydrocarbon are subject to significant governmental regulations. Operations are affected from time to time in varying degrees by political developments and federal, state, and local laws and regulations. In particular, crude oil operations and economics are,

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or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

State and Other Regulation

Many jurisdictions have statutory provisions regulating the exploration for and production of crude oil. These include provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units on an acreage basis and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil.

State and regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take or service requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under FERC. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State’s more active review of rates, services and practices associated with the gathering and transportation of natural gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

For those operations on U.S. federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service (“MMS”) prescribes or severely limits the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS prohibits deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government. The crude oil and natural gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase.

Environmental Matters

Operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from the operations. Environmental permits required for the operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on the crude oil and natural gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

In the United States, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a “hazardous

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substance” into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by crude oil and natural gas operations. Although CERCLA currently contains a “petroleum exclusion” from the definition of “hazardous substance,” state laws affecting the crude oil industry impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as “non-hazardous,” such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

United States federal regulations also require certain owners and operators of facilities that store or otherwise handle crude oil, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of crude oil into surface waters. The federal Oil Pollution Act (“OPA”) contains numerous requirements relating to prevention of, reporting of, and response to crude oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

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The Commodity Interest Markets

General

The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts

A futures contract such as an Oil Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bonds, stock indices, interest rates, currencies, energy and metals. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

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The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.”

Nonetheless, absent a clearing facility, US12OF’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to

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forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Block Trading

Block Trading refers to privately negotiated futures or option transactions executed apart from the public auction market. A block transaction may be executed either on or off the exchange trading floor but is still reported to and cleared by the exchange.

Exchange for Physical

An Exchange For Physical (“EFP”) is a technique (originated in physical commodity markets) whereby a position in the underlying subject of a derivatives contract is traded for a futures position. In financial futures markets, the EFP bypasses any cash settlement mechanism that is built into the contract and substitutes physical settlement. EFPs are used primarily to adjust underlying cash market positions at a low trading cost. An EFP by itself will not change either party’s net risk position materially, but EFPs are often used to set up a subsequent trade which will modify the investor’s market risk exposure at low cost.

Exchange for Swap

An Exchange For Swap (“EFS”) is an off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFS can include swaps, swap options, or other instruments traded in the OTC market.

In order that an EFS transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and/or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFSs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Participants

The two broad classes of persons who trade commodities are hedgers and speculators. Hedgers include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedger contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the

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necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedger may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell it under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedger to shift the risk of price fluctuations. The usual objective of the hedger is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.

Unlike the hedger, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedger seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchange are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade,

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the Chicago Mercantile Exchange and the NYMEX. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a new form of trading platform that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

The General Partner intends to monitor the development of and opportunities and risks presented by the new less-regulated exchanges and exempt boards as well as other trading platforms currently in place or that are being considered by regulators and may, in the future, allocate a percentage of US12OF’s assets to trading in products on these exchanges. Provided US12OF maintains assets exceeding $5 million, US12OF would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, US12OF is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S.

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dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject US12OF to additional risks.

Accountability Levels and Position Limits

The CFTC and U.S. designated contract markets have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than a hedger, which US12OF is not) may hold, own or control. Among the purposes of accountability levels and position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set accountability levels and position limits for all commodity interests traded on that exchange. For example, the current accountability level for investments at any one time in Oil Futures Contracts (including investments in the Benchmark Oil Futures Contracts) on the NYMEX is 20,000 contracts. The NYMEX also imposes position limits on contracts held in the last few days of trading in the near month contract to expire. The ICE Futures has recently adopted similar accountability levels and position limits for certain of its futures contracts that are traded on the ICE Futures and settled against the price of a contract listed for trading on a U.S. designated contract market such as the NYMEX. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which US12OF and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining accountability levels and position limits, US12OF’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) limit the amount of fluctuation in some futures contract or options on a futures contract prices during a single trading period by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or option on a futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or option on a futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

In contrast, the NYMEX does not impose daily limits but rather limits the amount of price fluctuation for Oil Futures Contracts. For example, the NYMEX imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Oil Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative

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assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or electronic trading facility. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of commodity pool operators and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered commodity pool operator, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered commodity pool operators. Pursuant to this authority, the CFTC requires commodity pool operators to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a commodity pool operator (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a commodity pool operator would prevent it, until that registration were to be reinstated, from managing US12OF, and might result in the termination of US12OF. US12OF itself is not required to be registered with the CFTC in any capacity.

The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to US12OF.

The CEA requires all futures commission merchants, such as US12OF’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

US12OF’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the

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registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. US12OF itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of US12OF in reliance on this exclusion from regulation.

In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as US12OF or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes US12OF to a risk of default since failure of a bank with which US12OF had entered into a forward contract would likely result in a default and thus possibly substantial losses to US12OF.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less

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than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as US12OF’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require US12OF to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to US12OF’s trading, US12OF (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of crude oil and of Oil Futures Contracts and Other Oil Interests has had very little correlation to the stock and bond markets, the General Partner believes that the performance of US12OF should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that US12OF may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding US12OF’s units to an investor’s portfolio may provide diversification, US12OF is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that US12OF units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that US12OF’s performance will likely have little relation to the performance of equity

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and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect US12OF differently and that certain factors that affect equity and debt prices may not affect US12OF at all. US12OF’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that US12OF’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, US12OF does not borrow money in order to obtain leverage, so US12OF does not incur any interest expense. Rather, US12OF’s margin deposits are maintained in Treasuries and interest is earned on 100% of US12OF’s available assets, which include unrealized profits credited to US12OF’s accounts.

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CFTC ANNUAL REPORT

UNITED STATES COMMODITY FUNDS LLC
General Partner of the United States 12 Month Oil Fund, LP

March 31, 2009

Dear United States 12 Month Oil Fund, LP Investor,

Enclosed with this letter is your copy of the 2008 financial statements for the United States 12 Month Oil Fund, LP (ticker symbol “USL”). We have mailed this statement to all investors in USL who held shares as of December 31, 2008 to satisfy our annual reporting requirement under federal commodities laws. In addition, we have enclosed a copy of the current United States 12 Month Oil Fund, LP’s Privacy Policy. Additional information concerning USL’s 2008 results may be found by referring to the Annual Report on Form 10-K (the “Form 10-K”), which has been filed with the U.S. Securities and Exchange Commission (the “SEC”). You may obtain a copy of the Form 10-K by going to the SEC’s website at www.sec.gov, or by going to USL’s own website at www.unitedstates12monthoilfund.com. You may also call USL at 1-800-920-0259 to speak to a representative and request additional material, including a current USL Prospectus.

United States Commodity Funds LLC is the general partner of the United States 12 Month Oil Fund, LP. United States Commodity Funds LLC is also the general partner and manager of several other commodity based exchange traded security funds that are structured like USL. These other funds are referred to in the attached financial statements and include:

United States Oil Fund, LP	(ticker symbol: USO)
United States Natural Gas Fund, LP	(ticker symbol: UNG)
United States Gasoline Fund, LP	(ticker symbol: UGA)
United States Heating Oil Fund, LP	(ticker symbol: UHN)

Information about these other funds is contained within the Annual Report as well as in the current USL Prospectus. Investors in USL who wish to receive additional information about these other funds may do so by going to their respective websites.* The websites may be found at:

www.unitedstatesoilfund.com
www.unitedstatesnaturalgasfund.com
www.unitedstatesgasolinefund.com
www.unitedstatesheatingoilfund.com

You may also call United States Commodity Funds LLC at 1-800-920-0259 to request additional information.

Thank you for your continued interest in the United States 12 Month Oil Fund, LP.

Regards,
/s/ Nicholas Gerber Nicholas Gerber President and CEO United States Commodity Funds LLC

*	This letter is not an offer to buy or sell securities. Investment in any of these other funds is only made by prospectus. Please consult the relevant prospectus for a description of the risks and expenses involved in any such investment.

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PRIVACY POLICY
UNITED STATES COMMODITY FUNDS LLC

This privacy policy explains the policies of United States Commodity Funds LLC (the “General Partner”), a commodity pool operator registered with the Commodity Futures Trading Commission that serves as general partner to a number of commodity pools, including the United States Oil Fund, LP, United States 12 Month Oil Fund, LP, United States Natural Gas Fund, LP, United States Heating Oil Fund, LP, United States Gasoline Fund, LP, United States 12 Month Natural Gas Fund, LP and United States Short Oil Fund, LP (collectively, the “Funds”), relating to the collection, maintenance and use of nonpublic personal information about the Funds’ investors, as required under Federal legislation. This privacy policy applies to the nonpublic personal information of investors who are individuals and who obtain financial products or services primarily for personal, family or household purposes.

Collection of Investor Information

Units of the Funds are registered in the name of Cede & Co., as nominee for the Depository Trust Company. However, the General Partner may collect or have access to personal information about Fund investors for certain purposes relating to the operation of the Funds, including for the distribution of certain required tax reports to investors. This information may include information received from investors and information about investors’ holdings and transactions in units of the Funds.

Disclosure of Nonpublic Personal Information

The General Partner does not sell or rent investor information. The General Partner does not disclose nonpublic personal information about Fund investors, except as required by law or as described below. Specifically, the General Partner may share nonpublic personal information in the following situations:

•	To service providers in connection with the administration and servicing of the Funds, which may include attorneys, accountants, auditors and other professionals. The General Partner may also share information in connection with the servicing or processing of Fund transactions.
•	To affiliated companies, i.e., any company that controls, is controlled by, or is under common control with the General Partner, to introduce Fund investors to other products and services that may be of value to them;
•	To respond to subpoenas, court orders, judicial process or regulatory authorities;
•	To protect against fraud, unauthorized transactions (such as money laundering), claims or other liabilities; and
•	Upon consent of an investor to release such information, including authorization to disclose such information to persons acting in a fiduciary or representative capacity on behalf of the investor.

Fund investors have no right to opt out of the General Partner’s disclosure of non-public personal information under the circumstances described above.

Protection of Investor Information

The General Partner holds Fund investor information in the strictest confidence. Accordingly, the General Partner’s policy is to require that all employees, financial professionals and companies providing services on its behalf keep client information confidential.

The General Partner maintains safeguards that comply with federal standards to protect investor information. The General Partner restricts access to the personal and account information of investors to those employees who need to know that information in the course of their job responsibilities. Third parties with whom the General Partner shares investor information must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such information physically, electronically and procedurally.

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The General Partner’s privacy policy applies to both current and former investors. The General Partner will only disclose nonpublic personal information about a former investor to the same extent as for a current investor.

Changes to Privacy Policy

The General Partner may make changes to its privacy policy in the future. The General Partner will not make any change affecting Fund investors without first sending investors a revised privacy policy describing the change. In any case, the General Partner will send Fund investors a current privacy policy at least once a year as long as they continue to be Fund investors.

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UNITED STATES 12 MONTH OIL FUND, LP
A Delaware Limited Partnership

FINANCIAL STATEMENTS

For the year ended December 31, 2008 and the period from June 27, 2007 (inception) to December 31, 2007

AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the Unitholders of the United States 12 Month Oil Fund, LP

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in this Annual Report for the year ended December 31, 2008 and the period from June 27, 2007 (inception) to December 31, 2007 is accurate and complete.

By: /s/ Nicholas Gerber Nicholas Gerber United States 12 Month Oil Fund, LP President & CEO of United States Commodity Funds LLC (General Partner of the United States 12 Month Oil Fund, LP)

SPICER JEFFRIES LLP
Certified Public Accountants

CERTIFIED PUBLIC ACCOUNTANTS
5251 SOUTH QUEBEC STREET, SUITE 200
GREENWOOD VILLAGE, CO 80111
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
United States 12 Month Oil Fund, LP

We have audited the accompanying statements of financial condition of United States 12 Month Oil Fund, LP, (the “Fund”) as of December 31, 2008 and 2007, including the schedule of investments as of December 31, 2008 and 2007, and the related statements of operations, changes in partners’ capital and cash flows for the year ended December 31, 2008 and the period from June 27, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States 12 Month Oil Fund, LP as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ending December 31, 2008 and the period from June 27, 2007 (inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Greenwood Village, Colorado
February 20, 2009

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United States 12 Month Oil Fund, LP

Statements of Financial Condition
At December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and cash equivalents	$4,012,323	$18,174,276
Equity in UBS Securities LLC trading accounts:
Cash	4,993,212	1,999,108
Unrealized gain (loss) on open commodity futures contracts	(2,754,630)	1,525,370
Interest receivable	2,343	4,994
Receivable from general partner	97,019	—
Total assets	$6,350,267	$21,703,748
Liabilities and Partners’ Capital
General Partner management fees (Note 3)	$2,151	$8,790
Audit and tax reporting fees payable	99,399	2,600
Brokerage commission fees payable	650	—
Other liabilities	489	879
Total liabilities	102,689	12,269
Commitments and Contingencies (Notes 3, 4 and 5)
Partners’ Capital
General Partner	—	—
Limited Partners	6,247,578	21,691,479
Total Partners’ Capital	6,247,578	21,691,479
Total liabilities and partners’ capital	$6,350,267	$21,703,748
Limited Partners’ units outstanding	200,000	400,000
Net asset value per unit (commencement of operations, December 6, 2007)	$50.00	$50.00
Net asset value per unit	$31.24	$54.23
Market value per unit	$29.89	$53.88

See accompanying notes to financial statements.

SAI-23

United States 12 Month Oil Fund, LP

Schedule of Investments
At December 31, 2008

Open Futures Contracts

	Number of Contracts	Gain (Loss) on Open Commodity Contracts	% of Partners’ Capital
United States Contracts
Crude Oil Futures contracts, expire February 2009	10	$(246,750)	(3.95)
Crude Oil Futures contracts, expire March 2009	10	(189,900)	(3.04)
Crude Oil Futures contracts, expire April 2009	10	(248,520)	(3.98)
Crude Oil Futures contracts, expire May 2009	9	(200,760)	(3.21)
Crude Oil Futures contracts, expire June 2009	10	(314,350)	(5.03)
Crude Oil Futures contracts, expire July 2009	10	(405,450)	(6.49)
Crude Oil Futures contracts, expire August 2009	9	(413,310)	(6.62)
Crude Oil Futures contracts, expire September 2009	10	(305,000)	(4.88)
Crude Oil Futures contracts, expire October 2009	9	(257,730)	(4.12)
Crude Oil Futures contracts, expire November 2009	10	(159,100)	(2.55)
Crude Oil Futures contracts, expire December 2009	9	(43,060)	(0.69)
Crude Oil Futures contracts, expire January 2010	10	29,300	0.47
	116	(2,754,630)	(44.09)

Cash Equivalents

	Cost	Market Value
United States – Money Market Fund	$2,357,439	2,357,439	37.73
Goldman Sachs Financial Square Funds – Government Fund	$2,357,439	2,357,439	37.73
Cash		1,654,884	26.49
Total Cash and Cash Equivalents		4,012,323	64.22
Cash on deposit with broker		4,993,212	79.92
Liabilities, less receivables		(3,327)	(0.05)
Total Partners’ Capital		$6,247,578	100.00

See accompanying notes to financial statements.

SAI-24

United States 12 Month Oil Fund, LP

Condensed Schedule of Investments
At December 31, 2007

Open Futures Contracts

	Number of Contracts	Gain on Open Commodity Contracts	% of Partners’ Capital
United States Contracts
Crude Oil Futures contracts, expire February 2008	19	$151,860	0.70
Crude Oil Futures contracts, expire March 2008	20	161,850	0.74
Crude Oil Futures contracts, expire April 2008	19	148,020	0.68
Crude Oil Futures contracts, expire May 2008	20	149,550	0.69
Crude Oil Futures contracts, expire June 2008	19	134,150	0.62
Crude Oil Futures contracts, expire July 2008	19	129,490	0.60
Crude Oil Futures contracts, expire August 2008	19	121,220	0.56
Crude Oil Futures contracts, expire September 2008	20	121,400	0.56
Crude Oil Futures contracts, expire October 2008	19	108,700	0.50
Crude Oil Futures contracts, expire November 2008	20	108,700	0.50
Crude Oil Futures contracts, expire December 2008	19	96,840	0.45
Crude Oil Futures contracts, expire January 2009	19	93,590	0.43
	232	1,525,370	7.03

	Market Value
Cash	18,174,276	83.78
Total Cash and Cash Equivalents	18,174,276	83.78
Cash on deposit with broker	1,999,108	9.22
Liabilities, less receivables	(7,275)	(0.03)
Total Partners’ Capital	$21,691,479	100.00

See accompanying notes to financial statements.

SAI-25

United States 12 Month Oil Fund, LP

Statements of Operations
For the Year Ended December 31, 2008 and
the Period from June 27, 2007 (Inception) to December 31, 2007

	Year ended December 31, 2008	Period from June 27, 2007 to December 31, 2007
Income
Gains (losses) on trading of commodity futures contracts:
Realized gains on closed positions	$1,889,260	$—
Change in unrealized gains (losses) on open positions	(4,280,000)	1,525,370
Interest income	151,396	49,954
Other income	4,000	2,000
Total income (loss)	(2,235,344)	1,577,324
Expenses
General Partner management fees (Note 3)	49,187	8,790
Brokerage commission fees	2,325	892
Audit and tax reporting fees	109,240	2,600
Other expenses	6,313	879
Total expenses	167,065	13,161
Expense waiver	(97,019)	—
Net expenses	70,046	13,161
Net income (loss)	$(2,305,390)	$1,564,163
Net income (loss) per limited partnership unit	$(22.99)	$4.23
Net income (loss) per weighted average limited partnership unit	$(16.23)	$3.98
Weighted average limited partnership units outstanding	142,077	392,593

See accompanying notes to financial statements.

SAI-26

United States 12 Month Oil Fund, LP

Statements of Changes in Partners’ Capital
For the Year Ended December 31, 2008
and the Period from June 27, 2007 (Inception) to December 31, 2007

	General Partner	Limited Partners	Total
Balances, at Inception	$—	$—	$—
Initial contribution of capital	20	980	1,000
Addition of 400,000 partnership units	—	20,127,316	20,127,316
Redemption of 0 partnership units	(20)	(980)	(1,000)
Net income	—	1,564,163	1,564,163
Balances, at December 31, 2007	—	21,691,479	21,691,479
Addition of 100,000 partnership units	—	3,105,118	3,105,118
Redemption of 300,000 partnership units	—	(16,243,629)	(16,243,629)
Net loss	—	(2,305,390)	(2,305,390)
Balances, at December 31, 2008	$—	$6,247,578	$6,247,578
Net Asset Value Per Unit
At July 27, 2007 (inception)	$—
At December 6, 2007 (commencement of operations)	$50.00
At December 31, 2007	$54.23
At December 31, 2008	$31.24

See accompanying notes to financial statements.

SAI-27

United States 12 Month Oil Fund, LP

Statements of Cash Flows
For the Year Ended December 31, 2008 and
the Period from June 27, 2007 (Inception) to December 31, 2007

	Year ended December 31, 2008	Period from June 27, 2007 to December 31, 2007
Cash Flows from Operating Activities:
Net income (loss)	$(2,305,390)	$1,564,163
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Increase in commodity futures trading account - cash	(2,994,104)	(1,999,108)
Unrealized (gains) losses on futures contracts	4,280,000	(1,525,370)
(Increase) decrease in interest receivable	2,652	(4,994)
Increase in receivable from general partner	(97,020)	—
Increase (decrease) in management fees payable	(6,639)	8,790
Increase in audit and tax reporting fees payable	96,799	2,600
Increase in commission fees payable	650	—
Increase in other liabilities	(390)	879
Net cash used in operating activities	(1,023,442)	(1,953,040)
Cash Flows from Financing Activities:
Subscription of partnership units	3,105,118	20,128,316
Redemption of partnership units	(16,243,629)	(1,000)
Net cash provided by (used in) financing activities	(13,138,511)	20,127,316
Net Increase (Decrease) in Cash and Cash Equivalents	(14,161,953)	18,174,276
Cash and Cash Equivalents, beginning of period	18,174,276	—
Cash and Cash Equivalents, end of period	$4,012,323	$18,174,276

See accompanying notes to financial statements.

SAI-28

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 1 — Organization and Business

The United States 12 Month Oil Fund, LP (“US12OF”) was organized as a limited partnership under the laws of the state of Delaware on June 27, 2007. US12OF is a commodity pool that issues units that may be purchased and sold on the NYSE Arca, Inc. (the “NYSE Arca”). Prior to November 25, 2008, US12OF’s units traded on the American Stock Exchange (the “AMEX”). US12OF will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its Amended and Restated Agreement of Limited Partnership dated as of December 4, 2007 (the “LP Agreement”). The investment objective of US12OF is for the changes in percentage terms of its net asset value to reflect the changes in percentage terms of the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of the 12 futures contracts on light, sweet crude oil as traded on the New York Mercantile Exchange (the “NYMEX”), consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12OF’s expenses. US12OF accomplishes its objectives through investments in futures contracts for light, sweet crude oil, and other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other oil-related investments such as cash-settled options on Futures Contracts, forward contracts for oil and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Crude Oil-Related Investments”). As of December 31, 2008, US12OF held 116 Futures Contracts traded on the NYMEX.

US12OF commenced investment operations on December 6, 2007 and has a fiscal year ending on December 31. United States Commodity Funds LLC (formerly known as Victoria Bay Asset Management, LLC) (the “General Partner”) is responsible for the management of US12OF. The General Partner is a member of the National Futures Association (the “NFA”) and became a commodity pool operator with the Commodity Futures Trading Commission effective December 1, 2005. The General Partner is also the general partner of the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States Gasoline Fund, LP (“UGA”) and the United States Heating Oil Fund, LP (“USHO”), which listed their limited partnership units on the AMEX under the ticker symbols “USO” on April 10, 2006, “UNG” on April 18, 2007, “UGA” on February 26, 2008 and “UHN” on April 9, 2008, respectively. As a result of the acquisition of the AMEX by NYSE Euronext, each of USOF’s, USNG’s, UGA’s and USHO’s units commenced trading on the NYSE Arca on November 25, 2008.

US12OF issues limited partnership interests (“units”) to certain authorized purchasers (“Authorized Purchasers”) by offering baskets consisting of 100,000 units (“Creation Baskets”) through ALPS Distributors, Inc. (the “Marketing Agent”). The purchase price for a Creation Basket is based upon the net asset value of a unit determined as of the earlier of the close of the New York Stock Exchange (the “NYSE”) or 4:00 p.m. New York time on the day the order to create the basket is properly received.

In addition, Authorized Purchasers pay US12OF a $1,000 fee for each order to create one or more Creation Baskets. Units may be purchased or sold on a nationally recognized securities exchange in smaller increments than a Creation Basket. Units purchased or sold on a nationally recognized securities exchange are not purchased or sold at the net asset value of US12OF but rather at market prices quoted on such exchange.

In December 2007, US12OF initially registered 11,000,000 units on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”). On December 6, 2007, US12OF listed its units on the AMEX under the ticker symbol “USL”. On that day, US12OF established its initial net asset value by setting the price at $50.00 per unit and issued 300,000 units in exchange for $15,000,000. US12OF also commenced investment operations on December 6, 2007 by purchasing Futures Contracts traded on the NYMEX based on light, sweet

SAI-29

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 1 — Organization and Business  – (continued)

crude oil. As a result of the acquisition of the AMEX by NYSE Euronext, US12OF’s units commenced trading on the NYSE Arca on November 25, 2008. As of December 31, 2008, US12OF had registered a total of 11,000,000 units.

Note 2 — Summary of Significant Accounting Policies

Revenue Recognition

Commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the statement of financial condition and in the difference between the original contract amount and the market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations. US12OF earns interest on its assets denominated in U.S. dollars on deposit with the futures commission merchant at the 90-day Treasury bill rate. In addition, US12OF earns interest on funds held at the custodian at prevailing market rates earned on such investments.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Income Taxes

US12OF is not subject to federal income taxes; each partner reports his/her allocable share of income, gain, loss deductions or credits on his/her own income tax return.

Additions and Redemptions

Authorized Purchasers may purchase Creation Baskets or redeem units (“Redemption Baskets”) only in blocks of 100,000 units equal to the net asset value of the units determined as of the earlier of the close of the NYSE or 4:00 p.m. New York time on the day the order is placed.

US12OF records units sold or redeemed one business day after the trade date of the purchase or redemption. The amounts due from Authorized Purchasers are reflected in US12OF’s statement of financial condition as receivable for units sold, and amounts payable to Authorized Purchasers upon redemption are reflected as payable for units redeemed.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of US12OF in proportion to the number of units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the LP Agreement.

Calculation of Net Asset Value

US12OF calculates its net asset value on each trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. US12OF uses the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Net Income (Loss) per Unit

Net income (loss) per unit is the difference between the net asset value per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net income (loss) per weighted average unit. The weighted average units are equal to

SAI-30

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

the number of units outstanding at the end of the period, adjusted proportionately for units redeemed based on the amount of time the units were outstanding during such period. There were no units held by the General Partner at December 31, 2008.

Offering Costs

Offering costs incurred in connection with the registration of additional units after the initial registration of units are borne by US12OF. These costs include registration fees paid to regulatory agencies and all legal, accounting, printing and other expenses associated therewith. These costs will be accounted for as a deferred charge and thereafter amortized to expense over twelve months on a straight line basis or a shorter period if warranted.

Cash Equivalents

Cash and cash equivalents include money market funds and overnight deposits or time deposits with original maturity dates of three months or less.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires US12OF’s management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Note 3 — Fees Paid by the Fund and Related Party Transactions

General Partner Management Fee

Under the LP Agreement, the General Partner is responsible for investing the assets of US12OF in accordance with the objectives and policies of US12OF. In addition, the General Partner has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to US12OF. For these services, US12OF is contractually obligated to pay the General Partner a fee, which is paid monthly and based on average daily net assets, that is equal to 0.60% per annum on average daily net assets.

Ongoing Registration Fees and Other Offering Expenses

US12OF pays all costs and expenses associated with the ongoing registration of units subsequent to the initial offering. These costs include registration or other fees paid to regulatory agencies in connection with the offer and sale of units, and all legal, accounting, printing and other expenses associated with such offer and sale. For the year ended December 31, 2008 and the period ended December 31, 2007, US12OF incurred $0 and $0, respectively, in registration fees and other offering expenses.

Directors’ Fees

US12OF is responsible for paying the fees and expenses, including directors’ and officers’ liability insurance, of the independent directors of the General Partner who are also audit committee members. During 2008, US12OF shared these fees with USOF, USNG, UGA and USHO based on the relative assets of each fund, computed on a daily basis. These fees for calendar year 2008 amounted to a total of $282,000 for all five funds, and US12OF’s portion of such fees was $1,762. For the period from December 6, 2007 through December 31, 2007, these fees were $286,000, and US12OF’s portion of such fees was $350.

Licensing Fees

As discussed in Note 4, US12OF entered into a licensing agreement with the NYMEX on January 16, 2008. The agreement has an effective date of December 4, 2007 with respect to US12OF. Pursuant to the

SAI-31

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 3 — Fees Paid by the Fund and Related Party Transactions  – (continued)

agreement, US12OF and the affiliated funds managed by the General Partner pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the funds and 0.02% for combined assets above $1,000,000,000. During the year ended December 31, 2008 and the period ended December 31, 2007, US12OF incurred $2,854 and $540, respectively, under this arrangement.

Investor Tax Reporting Cost

The fees and expenses associated with US12OF’s audit expenses and tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees which were borne by the General Partner, are paid by US12OF. The General Partner, though under no obligation to do so, agreed to pay certain expenses, including those relating to audit expenses and tax accounting and reporting requirements normally borne by US12OF to the extent that such expenses exceeded 0.15% (15 basis points) of US12OF’s NAV, on an annualized basis, through December 31, 2008. The General Partner has no obligation to continue such payment into subsequent years. The total amount of these costs to be paid by the General Partner and US12OF are estimated to be $55,000 for the year ended December 31, 2008.

Other Expenses and Fees

In addition to the fees described above, US12OF pays all brokerage fees, taxes and other expenses in connection with the operation of US12OF, excluding costs and expenses paid by the General Partner as outlined in Note 4.

Note 4 — Contracts and Agreements

US12OF is party to a marketing agent agreement, dated as of November 13, 2007, with the Marketing Agent, whereby the Marketing Agent provides certain marketing services for US12OF as outlined in the agreement. The fee of the Marketing Agent, which is borne by the General Partner, is equal to 0.06% on US12OF’s assets up to $3 billion; and 0.04% on US12OF’s assets in excess of $3 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: the cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

US12OF is also party to a custodian agreement, dated October 5, 2007, with Brown Brothers Harriman & Co. (“BBH&Co.”), whereby BBH&Co. holds investments on behalf of US12OF. The General Partner pays the fees of the custodian, which are determined by the parties from time to time. In addition, US12OF is party to an administrative agency agreement, dated October 5, 2007, with the General Partner and BBH&Co., whereby BBH&Co. acts as the administrative agent, transfer agent and registrar for US12OF. The General Partner also pays the fees of BBH&Co. for its services under this agreement and such fees are determined by the parties from time to time.

Currently, the General Partner pays BBH&Co. for its services, in the foregoing capacities, the greater of a minimum amount of $75,000 annually for its custody, fund accounting and fund administration services rendered to all funds, as well as a $20,000 annual fee for its transfer agency services. In addition, an asset-based charge of (a) 0.06% for the first $500 million of US12OF’s, USOF’s, USNG’s, UGA’s and USHO’s combined net assets, (b) 0.0465% for US12OF’s, USOF’s, USNG’s, UGA’s and USHO’s combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12OF’s, USOF’s, USNG’s, UGA’s and USHO’s combined net assets exceed $1 billion. The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $75,000. The General Partner also pays transaction fees ranging from $7.00 to $15.00 per transaction.

US12OF has entered into a brokerage agreement with UBS Securities LLC (“UBS Securities”). The agreement requires UBS Securities to provide services to US12OF in connection with the purchase and sale of Futures Contracts and Other Crude Oil-Related Investments that may be purchased and sold by or through

SAI-32

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 4 — Contracts and Agreements  – (continued)

UBS Securities for US12OF’s account. The agreement provides that UBS Securities charge US12OF commissions of approximately $7 per round-turn trade, plus applicable exchange and NFA fees for Futures Contracts and options on Futures Contracts.

US12OF invests primarily in Futures Contracts traded on the NYMEX. On January 16, 2008, US12OF and the NYMEX entered into a license agreement whereby US12OF was granted a non-exclusive license to use certain of the NYMEX’s settlement prices and service marks. The agreement has an effective date of December 4, 2007 with respect to US12OF. Under the license agreement, US12OF and the affiliated funds managed by the General Partner pay the NYMEX an asset-based fee for the license, the terms of which are described in Note 3.

US12OF expressly disclaims any association with the NYMEX or endorsement of US12OF by the NYMEX and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of the NYMEX.

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies

US12OF engages in the trading of Futures Contracts and options on Futures Contracts (collectively, “derivatives”). US12OF is exposed to both market risk, which is the risk arising from changes in the market value of the contracts, and credit risk, which is the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by US12OF are exchange-traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, US12OF must rely solely on the credit of its respective individual counterparties. However, in the future, if US12OF were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. US12OF also has credit risk since the sole counterparty to all domestic and foreign futures contracts is the exchange on which the relevant contracts are traded. In addition, US12OF bears the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on futures contracts require margin deposits with a futures commission merchant. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a futures commission merchant to segregate all customer transactions and assets from the futures commission merchant’s proprietary activities.

US12OF’s cash and other property, such as U.S. Treasuries, deposited with a futures commission merchant are considered commingled with all other customer funds subject to the futures commission merchant’s segregation requirements. In the event of a futures commission merchant’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited. The insolvency of a futures commission merchant could result in the complete loss of US12OF’s assets posted with that futures commission merchant; however, the vast majority of US12OF’s assets are held in Treasuries, cash and/or cash equivalents with US12OF’s custodian and would not be impacted by the insolvency of a futures commission merchant. Also, the failure or insolvency of US12OF’s custodian could result in a substantial loss of US12OF’s assets.

US12OF invests its cash in money market funds that seek to maintain a stable net asset value. US12OF is exposed to any risk of loss associated with an investment in these money market funds. As of December 31, 2008 and 2007, US12OF had deposits in domestic and foreign financial institutions, including cash investments in money market funds, in the amount of $9,005,535 and $20,173,384, respectively. This amount is subject to loss should these institutions cease operations.

SAI-33

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies  – (continued)

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, US12OF is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and a seller of options, US12OF pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

US12OF’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, US12OF has a policy of requiring review of the credit standing of each broker or counterparty with which it conducts business.

The financial instruments held by US12OF are reported in its statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

Note 6 — Financial Highlights

The following table presents per unit performance data and other supplemental financial data for year ended December 31, 2008 and the period from December 6, 2007 (commencement of operations) to December 31, 2007. This information has been derived from information presented in the financial statements.

	For the Year Ended December 31, 2008	For the Period from December 6, 2007 (Commencement of Operations) to December 31, 2007
Per Unit Operating Performance:
Net asset value, beginning of period	$54.23	$50.00
Total loss	(21.81)	4.26
Total expenses	(1.18)	(0.03)
Net increase (decrease) in net asset value	(22.99)	(4.23)
Net asset value, end of period	$31.24	$54.23
Total Return	(42.39)%	8.46%
Ratios to Average Net Assets
Total income (loss)	(27.27)%	107.67%
Management fees	0.60%	0.60%*
Total expenses excluding management fees	1.44%	0.30%*
Expenses waived	1.18%	—%*
Net expenses excluding management fees	0.26%	0.30%*
Net income (loss)	(28.12)%	106.77%*

*	Annualized

Total returns are calculated based on the change in value during the period. An individual limited partner’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from US12OF.

SAI-34

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 7 — Quarterly Financial Data (Unaudited)

The following summarized (unaudited) quarterly financial information presents the results of operations and other data for three-month periods ended March 31, June 30, September 30 and December 31, 2008 and December 31, 2007.

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008
Total Income (Loss)	$241,297	$2,762,450	$(2,330,673)	$(2,908,418)
Total Expenses	35,973	98,087	59,678	26,673
Expense Waivers	—	(87,624)	(45,330)	35,935
Net Expenses	35,973	10,463	14,348	9,262
Net Income (Loss)	$205,324	$2,751,987	$(2,345,021)	$(2,917,680)
Net Income (Loss) per Unit	$4.08	$25.74	$(23.45)	$(29.36)

Fourth Quarter 2007
Total Income	$1,577,324
Total Expenses	13,161
Net Income	$1,564,163
Net Income per Unit	$4.23

Note 8 — Fair Value of Financial Instruments

Effective January 1, 2008, US12OF adopted FAS 157 — Fair Value Measurements (“FAS 157” or the “Statement”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurement. The changes to current practice resulting from the application of the Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurement. The Statement establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of US12OF (observable inputs) and (2) US12OF’s own assumptions about market participant assumptions developed based on the best information available under the circumstances (unobservable inputs). The three levels defined by the FAS 157 hierarchy are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level II — Inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly. Level II assets include the following: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level III — Unobservable pricing input at the measurement date for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

SAI-35

United States 12 Month Oil Fund, LP

Notes to Financial Statements
For the Year Ended December 31, 2008 and the Period Ended December 31, 2007

Note 8 — Fair Value of Financial Instruments  – (continued)

In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest input level that is significant to the fair value measurement in its entirety.

The following table summarizes the valuation of US12OF’s securities at December 31, 2008 using the fair value hierarchy:

At December 31, 2008	Total	Level I	Level II	Level III
Investments	$2,357,439	$2,357,439	$—	$—
Derivative assets	(2,754,630)	(2,754,630)	—	—

Note 9 — Recently Issued Accounting Pronouncements

In March 2008, Statement of Financial Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), was issued and became effective for fiscal years that began after November 15, 2008. SFAS 161 requires enhanced disclosures to provide information about the reasons USOF invests in derivative instruments, the accounting treatment of derivative instruments and the effect derivatives have on USOF’s financial performance. The General Partner is currently evaluating the impact the adoption of SFAS 161 will have on USOF’s financial statement disclosures.

SAI-36

PART II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

Amount
SEC registration fee	$108,861*
FINRA filing fees	$75,500
Blue Sky expenses	N/A
Auditor’s fees and expenses (estimate)	$25,000
Legal fees and expenses (estimate)	$25,000
Printing expenses (estimate)	$5,000
Miscellaneous expenses	N/A
Total	$239,361

*	Already paid in connection with the filing of File No. 333-157494. This Post-Effective Amendment does not register any additional units.

Item 14. Indemnification of Directors and Officers

Neither the General Partner nor any employee or other agent of United States 12 Month Oil Fund, LP (“US12OF”) nor any officer, director, stockholder, partner, employee or agent of the General Partner (a “Protected Person”) shall be liable to any partner or US12OF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, employee, broker or other agent of US12OF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, employee, broker or agent of the partner or officer, employee, partner or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of US12OF and except that no Protected person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for US12OF’s independent auditors) in respect of US12OF affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, these indemnification provisions as set forth in the LP Agreement shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any employee or other agent thereof or any partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate these indemnification provisions as set forth in the LP Agreement to the fullest extent permitted by law.

US12OF shall, to the fullest extent permitted by law, but only out of US12OF assets, indemnify and hold harmless the General Partner and each officer, director, employee and agent thereof (including persons who serve at US12OF’s request as directors, officers or trustees of another organization in which US12OF has an interest as a unitholder, creditor or otherwise) and their respective legal representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the Fund, and except that no Covered Person shall be indemnified against any liability to US12OF or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12OF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12OF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of US12OF, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of US12OF and that such indemnification would not protect such persons against any liability to US12OF or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of US12OF or to have been liable to US12OF or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. An “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this provision shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of US12OF to purchase and maintain liability insurance on behalf of any such person.

Nothing in this provision shall be construed to subject any Covered Person to any liability to which he is not already liable under this Agreement or applicable law.

Each limited partner agrees that it will not hold any Affiliate or any officer, director, stockholder, partner, employee or agent of any Affiliate of the General Partner liable for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated thereby.

Item 15. Recent Sales of Unregistered Securities

On June 27, 2007, the General Partner made a $20 capital contribution to US12OF. Additionally, Wainwright Holdings, Inc. (“Wainwright”) contributed $980 to US12OF for its limited partnership interest. The General Partner is 100% owned by Wainwright which is controlled by the President of the General Partner.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3.1**	Certificate of Limited Partnership of the registrant.
3.2**	Agreement of Limited Partnership of the registrant.
3.3****	Form of Amended and Restated Agreement of Limited Partnership.
5.1****	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.
8.1****	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*	Form of Authorized Purchaser Agreement.
10.2*	Form of Marketing Agent Agreement.
10.3*	Form of Custodian Agreement.
10.4*	Form of Administrative Agency Agreement.
14.1***	Code of Business Conduct and Ethics
23.1****	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).
23.2(a)	Consent of Spicer Jeffries LLP.
23.2(b)	Consent of Spicer Jeffries LLP.

*	Filed as part of the registration statement on Form S-1/A filed November 16, 2007.
**	Filed as part of the registration statement on Form S-1 filed July 5, 2007.
***	Filed as part of the registration statement on Form 10-K filed March 26, 2008.
****	Filed as part of the registration statement on Form S-1 filed February 24, 2009.

(b) Financial Statement Schedules

The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes that:
(1)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes:

(1)	To send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
(2)	To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moraga, State of California, on August 24, 2009.

United States 12 Month Oil Fund, LP

By:	United States Commodity Funds LLC (its General Partner)
By:	/s/ Nicholas D. Gerber Nicholas D. Gerber Chief Executive Officer of United States Commodity Funds LLC

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The document may be executed by signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date
/s/ Nicholas D. Gerber Nicholas D. Gerber	Management Director	August 24, 2009
/s/ Howard Mah Howard Mah	Management Director	August 24, 2009
* Andrew Ngim	Management Director	August 24, 2009
* Robert Nguyen	Management Director	August 24, 2009
* Peter M. Robinson	Independent Director	August 24, 2009
* Malcolm R. Fobes III	Independent Director	August 24, 2009
* Gordon L. Ellis	Independent Director	August 24, 2009

*	Signed by Howard Mah pursuant to a power of attorney granted to him in the initial filing of this registration statement on Form S-1, dated February 24, 2009.

EXHIBIT INDEX

Exhibit No.	Description

3.1**	Certificate of Limited Partnership of the registrant.
3.2**	Agreement of Limited Partnership of the registrant.
3.3****	Form of Amended and Restated Agreement of Limited Partnership.
5.1****	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.
8.1****	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*	Form of Authorized Purchaser Agreement.
10.2*	Form of Marketing Agent Agreement.
10.3*	Form of Custodian Agreement.
10.4*	Form of Administrative Agency Agreement.
14.1***	Code of Business Conduct and Ethics
23.1****	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).
23.2(a)	Consent of Spicer Jeffries LLP.
23.2(b)	Consent of Spicer Jeffries LLP.

*	Filed as part of the registration statement on Form S-1/A filed November 16, 2007.
**	Filed as part of the registration statement on Form S-1 filed July 5, 2007.
***	Filed as part of the registration statement on Form 10-K filed March 26, 2008.
****	Filed as part of the registration statement on Form S-1 filed February 24, 2009.